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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material under §240.14a-12

CF INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 31, 2017

Dear Stockholder:

We cordially invite you to attend the 2017 annual meeting of stockholders of CF Industries Holdings, Inc. (the "Annual Meeting"). The Annual Meeting will be held on Friday, May 12, 2017, commencing at 10:00 a.m., local time, at the Marina Inn Hotel and Conference Center, 385 East 4th Street, South Sioux City, Nebraska 68776.

At the Annual Meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the Annual Meeting. Please take the time to read the Notice of Annual Meeting and Proxy Statement carefully.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Stephen A. Furbacher	W. Anthony Will
Chairman of the Board	President and Chief Executive Officer

Notice of Annual Meeting
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

Dear Stockholder:

The 2017 annual meeting of stockholders of CF Industries Holdings, Inc. will be held on Friday, May 12, 2017, commencing at 10:00 a.m., local time, at the Marina Inn Hotel and Conference Center, 385 East 4th Street, South Sioux City, Nebraska 68776 (the "Annual Meeting"). The close of business on March 21, 2017 is the record date for determining stockholders entitled to vote at the Annual Meeting. A list of these stockholders will be available in our corporate headquarters at the above address before the Annual Meeting.

At the Annual Meeting, stockholders will be asked to:

•
elect the ten directors named in this Proxy Statement;

•
consider and approve an advisory resolution regarding the compensation of our named executive officers;

•
consider and act upon an advisory vote regarding the frequency of future advisory votes on the compensation of our named executive officers;

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ratify the selection of KPMG LLP as our independent registered public accounting firm for 2017; and

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consider any other business properly brought before the Annual Meeting.

Your vote is important. Please vote your shares promptly so that your shares will be represented whether or not you attend the Annual Meeting. To vote your shares, you may use the Internet or call the toll-free telephone number as described on your Notice of Internet Availability of Proxy Materials or complete, sign, date, and return your proxy card.

By order of the board of directors,

Douglas C. Barnard
 Senior Vice President, General Counsel, and Secretary

March 31, 2017

Proxy Statement
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. These proxy materials were first sent or made available to stockholders on or about March 31, 2017.

2017 Annual Meeting of Stockholders Information

Date and Time:	Friday, May 12, 2017, at 10:00 a.m. (local time)
Place:	The Marina Inn Hotel and Conference Center, 385 East 4th Street, South Sioux City, Nebraska 68776
Record Date:	March 21, 2017

Voting Matters

Proposals		Board Recommendation	Page Number for Additional Information
1.	Election of Directors	FOR	6
2.	Advisory Vote on Executive Compensation ("Say on Pay")	FOR	22
3.	Advisory Vote on Frequency of Future "Say on Pay" Votes	1 YEAR	22
4.	Ratification of Selection of Independent Auditor for 2017	FOR	61

Our Director Nominees (See "Director Nominees" on Page 6)

					Current Committee Membership(1)
								Other Current Public Boards
		Director Since
Name	Age		Principal Occupation	Independent	AC	CC	CGC
Robert C. Arzbaecher	57	2005	Former Chairman and CEO of Actuant Corp.	Yes	X	X		0
William Davisson	69	2005	Former CEO of GROWMARK, Inc.	Yes	X		X	0
Stephen A. Furbacher	69	2007	Chairman of CF Industries Holdings, Inc.; Former President and COO of Dynegy Inc.	Yes		X	X	0
Stephen J. Hagge	65	2010	Former CEO of AptarGroup, Inc.	Yes	X	X		1
John D. Johnson	68	2005	Former President and CEO of CHS Inc.	Yes		X	X	0
Robert G. Kuhbach	69	2011	Former CFO of Dover Corp.	Yes	X		X	0
Anne P. Noonan	53	2015	President and CEO of OMNOVA Solutions	Yes		X	X	1
Edward A. Schmitt	70	2005	Former Chairman and CEO of Georgia Gulf Corp.	Yes		X	X	0
Theresa E. Wagler	46	2014	CFO of Steel Dynamics, Inc.	Yes	X	X		0
W. Anthony Will	51	2014	President and CEO of CF Industries Holdings, Inc.	No				0

(1)
AC = Audit Committee    CC = Compensation Committee    CGC = Corporate Governance and Nominating Committee

Corporate Governance Facts (See "Corporate Governance" on Page 11)

90%	Percentage of Directors that are Independent	✓	Policy on Adoption of a Stockholder Rights Plan
✓	Independent Chairman of the Board and Separate Chief Executive Officer	✓	Independent Directors Meet Regularly in Executive Session
✓	Consider Diversity in Identifying Nominees for Director. Women Comprise 20% of Board	✓	Stock Ownership Requirements for Directors and Executive Officers
✓	Annual Election of Directors	✓	Annual Board and Committee Self-Evaluations
✓	Majority Voting for Directors in Uncontested Elections	✓	Stockholder Ability to Call Special Meeting
✓	Proxy Access	✓	No Supermajority Voting Provisions in Charter or Bylaws

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors (the "Board") of CF Industries Holdings, Inc., a Delaware corporation ("CF Industries," and variously the "company," "we," "us," or "our"), of proxies to be voted at our 2017 annual meeting of stockholders and at any adjournment or postponement of such meeting (the "Annual Meeting").

You are invited to attend the Annual Meeting on Friday, May 12, 2017, commencing at 10:00 a.m., local time. The Annual Meeting will be held at the Marina Inn Hotel and Conference Center, 385 East 4th Street, South Sioux City, Nebraska 68776.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), the company has elected to provide access to its proxy materials via the Internet. Accordingly, the company is sending a Notice of Internet Availability of Proxy Materials (the "Notice") to the company's stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the expenses incurred by the company with respect to its annual meetings.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

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view on the Internet the company's proxy materials for the Annual Meeting; and

•
instruct the company to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save the company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to:

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elect as directors the ten nominees named in this Proxy Statement;

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consider and approve an advisory resolution regarding the compensation of our named executive officers;

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determine, in a non-binding advisory vote, whether advisory votes to approve the compensation of our named executive officers should occur every 1 year, 2 years, or 3 years;

•
ratify the selection of KPMG LLP ("KPMG") as our independent registered public accounting firm for 2017; and

•
consider any other business properly brought before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CF Industries common stock you owned on March 21, 2017 (the record date). If you were a stockholder of record as of the record date, you will retain your right to vote, even if you sell your shares after the record date.

How many votes can be cast by all stockholders?

The total number of votes that can be cast by all stockholders is 233,184,609, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast must be present for us to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting.

To vote by proxy, you must either:

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if you request printed copies of the proxy materials, fill out the proxy card, date and sign it, and return it in the postage-paid envelope included with the printed materials;

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call the toll-free telephone number on the Internet site listed on the Notice and proxy card; or

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use the Internet site listed on the Notice and proxy card.

The telephone and Internet voting procedures set forth on the Notice and proxy card are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote by telephone or through the Internet, you should not return your proxy card.

To ensure that your vote is counted, please remember to submit your vote so that we receive it at least one business day prior to the Friday, May 12, 2017 Annual Meeting.

If you hold your CF Industries common stock in "street name" with a bank, brokerage firm, dealer, trust company, or other nominee, only they can exercise your right to vote with respect to your shares. Please follow the instructions provided to you by your bank, brokerage firm, dealer, trust company, or other nominee to authorize a proxy to vote your shares. If you want to vote in person at the Annual Meeting and you hold your stock in street name, you must obtain a "legal" proxy from your broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting by either:

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sending a new proxy card with a later date;

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sending a written notice of revocation to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement;

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voting by telephone or through the Internet at a later date; or

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attending the Annual Meeting, requesting that your previously submitted proxy not be used, and voting in person.

What if I don't specify how my shares are to be voted?

Whether you vote by mail, telephone, or the Internet, your shares will be voted in accordance with your instructions. If you return a signed proxy card without indicating your vote or when voting on the Internet or by telephone you indicate that you wish to vote as recommended by the Board, your shares will be voted:

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FOR the election of the ten director nominees named in this Proxy Statement,

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FOR the advisory resolution on the compensation of our named executive officers,

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for 1 YEAR as the preferred frequency of future advisory votes to approve the compensation of our named executive officers, and

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FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2017.

How many votes are required to elect directors and to adopt the other proposals?

With respect to Proposal 1, our Fourth Amended and Restated Bylaws (our "Bylaws") provide for a majority of the votes cast voting standard for the election of directors in uncontested elections. An "uncontested election of directors" means an election of directors in which, as of the date that is fourteen days in advance of the date we file our definitive proxy statement with the SEC, the number of candidates for election does not exceed the number of directors to be elected by the stockholders at that election. In accordance with procedures set forth in the company's corporate governance guidelines, any incumbent director (including the ten nominees standing for election at the Annual Meeting) who fails to receive a majority of votes cast in an uncontested election will be required to tender his or her resignation for consideration by the company's corporate governance and nominating committee. The corporate governance and nominating committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the corporate governance and nominating committee's recommendation no later than 90 days following the date of the annual meeting. Following the Board's decision on the committee's recommendation, we will publicly disclose the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

For each of Proposals 2 and 4 and any other matter (other than Proposals 1 and 3) properly brought before the meeting, an affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required in order to approve such proposal.

For Proposal 3, the frequency (1 year, 2 years or 3 years) receiving the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the Board or the compensation committee. However, the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to the Board.

Can my shares be voted if I don't vote by proxy and don't attend the Annual Meeting?

If you are a stockholder of record, you can vote by proxy or by attending the Annual Meeting and voting in person. If you don't vote your shares held in street name, your broker can vote your shares on the ratification of the selection of KPMG as our independent registered public accounting firm. Your broker is not permitted to vote your shares on the election of the director nominees or any other matter on the agenda, other than the ratification of the selection of KPMG as our independent registered public accounting firm, without receiving instructions from you. This is referred to as a

"broker non-vote." If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

How are my votes counted?

With respect to Proposal 1, you may either vote for or against or you may abstain with respect to the election of each nominee for the Board. If you abstain with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will not be counted as votes cast with respect to the election of such nominee and, accordingly, will have no effect on the election of that nominee.

For each of Proposals 2 and 4, you may vote for or against or you may abstain on the approval of the applicable proposal. If you abstain from voting on any of these proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

For Proposal 3, you may either vote for a frequency of 1 year, 2 years or 3 years or you may abstain with respect to the frequency of the advisory votes to approve the compensation of our named executive officers. If you abstain from voting on Proposal 3, your shares will be counted as present for purposes of establishing a quorum, but will not be counted as a vote for any of the three frequency options and the Board shall determine the impact of such votes.

Broker non-votes on any matter will be counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the voting on Proposals 1, 2, 3, and 4.

Could other matters be decided at the Annual Meeting?

We don't know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed, adjourned, or delayed?

Your proxy will still be good and may be voted at the postponed, adjourned or delayed meeting. You will still be able to change or revoke your proxy until it is voted.

What procedures must I follow to attend the Annual Meeting?

You will need proof of ownership of CF Industries stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver's license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares. No large bags, briefcases, or packages will be permitted in the Annual Meeting and stockholders will not be permitted to use any cameras (including cell phones with photographic capabilities), recording equipment or electronic devices at the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our directors are elected each year for one-year terms expiring at the next annual meeting of stockholders. Listed below are our ten directors. The Board has nominated each of our directors for re-election at the 2017 Annual Meeting. Each director elected at the 2017 Annual Meeting will serve a one-year term and until his or her successor is duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person as the Board may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the directors listed below.

The Board unanimously recommends that you vote FOR the election of the nominees presented in Proposal 1.

DIRECTOR NOMINEES

Set forth below is certain biographical information for each nominee for election as a director. The ages of the nominees are as of March 31, 2017.

Name	Age	Position with CF Industries
Robert C. Arzbaecher	57	Director
William Davisson	69	Director
Stephen A. Furbacher	69	Chairman of the Board
Stephen J. Hagge	65	Director
John D. Johnson	68	Director
Robert G. Kuhbach	69	Director
Anne P. Noonan	53	Director
Edward A. Schmitt	70	Director
Theresa E. Wagler	46	Director
W. Anthony Will	51	President, Chief Executive Officer and Director

Robert C. Arzbaecher has been a member of the Board since August 2005 and serves as a member of our audit and compensation committees. Mr. Arzbaecher served as president and chief executive officer of Actuant Corporation, a manufacturer and marketer of industrial products and systems, from 2000 until January 2014 and as interim president and chief executive officer of Actuant from August 2015 until March 2016. He served as a director of Actuant from 2000 until January 2017 and as Chairman of the Board of Actuant from 2001 until March 2016. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant, and he is also a director of Fiduciary Management, Inc. mutual funds.

William Davisson has been a member of the Board since August 2005 and is a member of our audit and corporate governance and nominating committees. Mr. Davisson served as the chief executive officer of GROWMARK, Inc., an agricultural cooperative system, from 1998 through 2010. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering ("IPO") in August 2005, and GROWMARK remains one of our largest customers. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson worked in the GROWMARK system his entire career, from 1970 through 2010, and he is a certified public accountant.

Stephen A. Furbacher has been a member of the Board since July 2007 and chairman of the Board since May 2014. He is also our lead independent director. Mr. Furbacher is a member of our compensation and corporate governance and nominating committees. Mr. Furbacher served as president and chief operating officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services to utilities, cooperatives, municipalities, and other energy companies, from August 2005 until December 2007 and as executive vice president of Dynegy's previously owned natural gas liquids business segment from September 1996 to August 2005. He joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, Mr. Furbacher served as president of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. He began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named president of Warren Petroleum Company in July 1994. Mr. Furbacher serves as chief executive officer and president of GTBC, LLC, which operates Grand Teton Brewing Company.

Stephen J. Hagge has been a member of the Board since June 2010 and is a member of our audit and compensation committees. Mr. Hagge served as the president and chief executive officer of AptarGroup, Inc., a leading global supplier of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household, and food/beverage markets, from 2012 until January 2017 and as special advisor to the chief executive officer from January 2017 to March 2017. He served as chief operating officer of AptarGroup from 2008 to 2011, as chief financial officer of AptarGroup from 1993 to 2011 and as an executive vice president and secretary of AptarGroup from 1993 to 2011. Mr. Hagge has served as a director of AptarGroup since 2001.

John D. Johnson has been a member of the Board since August 2005 and serves as the chairman of our compensation committee and as a member of our corporate governance and nominating committee. Mr. Johnson served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States) ("CHS"), a diversified energy, grains, and foods company, from 2000 through 2010. CHS was an owner of our predecessor company, CF Industries, Inc., before our IPO in August 2005, and CHS remains one of our largest customers. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc. from 2004 to 2007.

Robert G. Kuhbach has been a member of the Board since February 2011 and serves as the chairman of our audit committee and as a member of our corporate governance and nominating committee. Mr. Kuhbach served as the senior vice president, general counsel and corporate secretary of Pall Corporation, a global manufacturer of filtration, separation and purification products, from January 2011 until June 2012. Mr. Kuhbach held various positions with Dover Corporation, a world-wide, diversified manufacturer of industrial products, from 1993 through 2009, including vice president—finance and chief financial officer from November 2002 through July 2009 and vice president, general counsel, and secretary from February 1993 through December 2002.

Anne P. Noonan has been a member of the Board since June 2015 and is a member of our compensation and corporate governance and nominating committees. Ms. Noonan has served as president and chief executive officer and as a member of the board of directors of OMNOVA Solutions, a global provider of emulsion polymers, specialty chemicals and decorative and functional surfaces, since December 2016. She previously served as OMNOVA's president, performance chemicals, from 2014 until December 2016. Ms. Noonan previously held several positions of increasing responsibility with Chemtura Corporation, a global, specialty chemicals company, from 1987 through 2014, including most recently as senior vice president and president of Chemtura's Industrial Engineered Products business.

Edward A. Schmitt has been a member of the Board since August 2005 and serves as the chairman of our corporate governance and nominating committee and as a member of our compensation committee. Mr. Schmitt served as chairman of the board, chief executive officer, and president of Georgia Gulf Corporation, a major manufacturer of chemical products, from 2001 until 2008. From 1985 until 2001, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president, president, and chief executive officer. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia Pacific Corporation (Georgia Gulf was created in 1985 from Georgia Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America. Mr. Schmitt served as a director of Georgia Gulf from 1998 to 2008.

Theresa E. Wagler has been a member of the Board since October 2014 and is a member of our audit and compensation committees. Ms. Wagler has served as chief financial officer and executive vice president of Steel Dynamics, Inc., one of the largest domestic steel producers and metals recyclers in the United States, since 2007 and 2009, respectively. She also serves as Steel Dynamics' principal accounting officer. She has held various positions of increasing responsibility since joining Steel Dynamics in 1998. Prior to joining Steel Dynamics, she served as assistant corporate controller for Fort Wayne National Bank and as a certified public accountant with Ernst & Young LLP.

W. Anthony Will has served as our president and chief executive officer and as a member of the Board since January 2014. He was previously our senior vice president, manufacturing and distribution, from January 2012 to January 2014, our vice president, manufacturing and distribution, from March 2009 to December 2011, and our vice president, corporate development, from April 2007 to March 2009. Mr. Will has also served in the comparable officer positions with Terra Nitrogen GP Inc. ("TNGP") as he has held with CF Industries since April 2010. TNGP is our indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P., a publicly-traded producer of nitrogen fertilizer products. Mr. Will served as a director of TNGP from June 2010 until February 2016 and as chairman of the board of TNGP from January 2014 to February 2016. Before joining CF Industries, Mr. Will was a partner at Accenture Ltd., a global management consulting, technology services, and outsourcing company. Earlier in his career, he held positions as vice president, business development at Sears, Roebuck and Company and vice president, strategy and corporate development at Fort James Corporation. Prior to that, Mr. Will was a manager with the Boston Consulting Group, a global management consulting firm. Mr. Will holds a B.S. degree in electrical engineering from Iowa State University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

Set forth below is a table with certain additional information regarding specific experiences, qualifications, attributes, and skills of our directors and director nominees that highlight their qualification to serve as directors of CF Industries. A description of the general experiences, qualifications, attributes, and skills our corporate governance and nominating committee considers in recommending director nominees to the Board, and has in the past determined each of the Board members to possess, is set forth below under the heading "Corporate Governance—Nominations of Director Candidates."

Name	CEO Experience	Other Public Boards	Related Industry	International Experience	Functional Background
Robert C. Arzbaecher	Former	Own/Outside		Indirect	Financial
William Davisson	Former		Agriculture		Financial
Stephen A. Furbacher			Energy		Operations
Stephen J. Hagge	Former	Own		Indirect	Ops/Fin
John D. Johnson	Former	Outside	Agriculture	Indirect	Operations
Robert G. Kuhbach		Own		Indirect	Fin/Legal
Anne P. Noonan	Current	Own	Chemicals	Indirect	Operations
Edward A. Schmitt	Former	Own	Chemicals		Operations
Theresa E. Wagler					Financial
W. Anthony Will	Current		Fertilizer		Operations

EXECUTIVE OFFICERS

Set forth below is certain biographical information for our executive officers other than Mr. Will (whose biographical information appears above under the heading "Director Nominees"). Each of our executive officers has also served in the comparable officer positions with TNGP as he or she has held with CF Industries since April 2010. The ages of our executive officers are as of March 31, 2017.

Douglas C. Barnard (age 58) has served as our senior vice president, general counsel, and secretary since January 2012 and was previously our vice president, general counsel, and secretary from January 2004 to December 2011. Mr. Barnard has served as a director of TNGP since June 2010 and as chairman of the board of TNGP since February 2016. Prior to joining CF Industries in January 2004, Mr. Barnard had been an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group. Earlier in his career Mr. Barnard was a partner in the law firm of Kirkland & Ellis LLP and, prior to that, a vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology ("M.I.T"), a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago. Mr. Barnard is also a lecturer at the University of Chicago Law School and a member of the M.I.T Corporation Development Committee.

Christopher D. Bohn (age 49) has served as our senior vice president, manufacturing and distribution, since May 2016. He was previously our senior vice president, manufacturing, from January 2016 to May 2016, our senior vice president, supply chain, from January 2015 to December 2015, our vice president, supply chain, from January 2014 to December 2014, our vice president, corporate planning, from October 2010 to January 2014 and our director, corporate planning and analysis, from September 2009 to October 2010. Mr. Bohn has also served as a director of TNGP since February 2016. Prior to joining CF Industries, Mr. Bohn served as chief financial officer for Hess Print Solutions from August 2007 to September 2009. Earlier in his career, Mr. Bohn was vice president global financial planning and analysis for Merisant Worldwide, Inc. He holds a B.S. degree in finance from Indiana University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

Bert A. Frost (age 52) has served as our senior vice president, sales, market development, and supply chain, since May 2016. He was previously our senior vice president, sales, distribution, and market development, from May 2014 to May 2016, our senior vice president, sales and market development, from January 2012 to May 2014, and our vice president, sales and market development, from January 2009 to December 2011. Before joining CF Industries in November 2008, Mr. Frost spent over 13 years with Archer Daniels Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer Daniels Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University and he is a graduate of the Harvard Business School's Advanced Management Program.

Adam Hall (age 42) has served as our vice president, corporate development, since June 2013. Before joining CF Industries, Mr. Hall spent 4 years with Bunge Limited, where he served as executive director, corporate strategy and development, from August 2010 to May 2013, where he led global strategy, mergers and acquisitions and the development of new growth initiatives, and director of global strategy and business development, sugar and bioenergy, from August 2009 to August 2010. Prior to his most recent role with Bunge, he worked in a number of countries in positions with several international companies, including, as a manager at Bain & Company, a global management consulting firm, from January 2008 to August 2009, and as a consultant at LEK Consulting, a global strategy consulting firm, from February 1999 to May 2002. Mr. Hall began his career as a corporate attorney with the law firm of Clayton Utz in Perth, Australia. He earned undergraduate degrees in law and commerce from the University of Western Australia and an M.B.A. degree from Harvard Business School.

Richard A. Hoker (age 52) has served as our vice president and corporate controller since November 2007. Mr. Hoker has also served as a director of TNGP since January 2014 and previously served as a director of TNGP from September 2010 to August 2011. Before joining CF Industries, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is a certified public accountant.

Wendy S. Jablow (age 54) has served as our senior vice president, human resources, since January 2012 and was previously our vice president, human resources, from August 2007 to December 2011. Prior to joining CF Industries, Ms. Jablow served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer. Earlier in her career, Ms. Jablow spent eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served as vice president, human resources and administration. During much of her time at Ideal Industries, Ms. Jablow held a concurrent position as vice president and general manager of Ideal Industries' DataComm business unit. Ms. Jablow holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. degree from the University of Michigan. She is a certified public accountant.

Dennis P. Kelleher (age 53) has served as our senior vice president and chief financial officer since August 2011. Mr. Kelleher has also served as a director of TNGP since August 2011. Before joining CF Industries, Mr. Kelleher served as vice president, portfolio and strategy for BP plc's upstream business. From 2007 to 2010, Mr. Kelleher served as chief financial officer for Pan American Energy LLC. From 2005 to 2007, Mr. Kelleher served as vice president, planning and performance management for BP plc's upstream business. Mr. Kelleher was employed as a senior accountant at Arthur Andersen & Co. early in his career. He holds a B.S. degree in accountancy from the University of Illinois and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University. He is a certified public accountant.

CORPORATE GOVERNANCE

CF Industries is committed to implementing sound corporate governance practices that enhance the effectiveness of the Board and our management. Our corporate governance and nominating committee periodically reviews corporate governance developments and best practices along with our policies and business strategies. The committee advises the Board and management in an effort to strengthen existing governance practices and develop new policies that make CF Industries a better company. We are proud of the steps we have taken and the progress we have made to further strengthen our corporate governance practices and demonstrate our responsiveness to stockholder concerns. Highlights of our corporate governance include:

•
Independent chairman of the Board and separate chief executive officer. Nine of our ten directors are considered independent.

•
In accordance with our corporate governance and nominating committee charter and our corporate governance guidelines, the corporate governance and nominating committee considers diversity in identifying nominees for director. Women comprise 20% of the Board.

•
All of our directors are elected annually.

•
We have a majority vote standard for the election of directors in uncontested elections.

•
Eligible stockholders can utilize the proxy access provisions of our Bylaws to include their own nominees for director in our proxy materials along with Board-nominated candidates. For further information, see "Proxy Access" below.

•
The Board has adopted a policy whereby, if the Board adopts a stockholder rights plan without prior stockholder approval, the Board will submit the stockholder rights plan to the company's stockholders for ratification, or the stockholder rights plan must expire, within one year of such adoption.

•
Stockholders representing not less than 25% of our outstanding common stock can call a special meeting of stockholders.

•
All supermajority voting provisions have been eliminated from our certificate of incorporation and our Bylaws.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to document its overall management governance philosophy. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of the Board. The Board's goal is to build long-term value for our stockholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Director Independence

The experience and diversity of our directors has been, and continues to be, critical to our success. Our corporate governance guidelines require that the Board be composed of at least a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (the "NYSE"). Additionally, in accordance with NYSE listing standards, the members of our audit, compensation, and corporate governance and nominating committees must be independent. The Board has made an affirmative determination that all nine of our non-management directors have no material relationship with CF Industries or any of its subsidiaries (other than being a director and stockholder of CF Industries) and, accordingly, meet the applicable requirements for "independence" set forth in the NYSE's listing standards.

Leadership of the Board

Our governance documents provide the Board with the flexibility to select the appropriate leadership structure for CF Industries. The Board does not require the separation of the offices of Board chairman and chief executive officer and is free to choose its chairman in any way that it deems best for CF Industries at any given point in time. At the present time, the offices of Board chairman and chief executive officer are separated. In continuing the separation of the offices of Board chairman and chief executive officer, the Board has taken into account a number of factors, including (1) that separating these positions allows our Board chairman to focus on the Board's role of providing advice to, and independent oversight of, management and (2) the time and effort our chief executive officer needs to devote to the management and operation of CF Industries and the development and implementation of our business strategies. Stephen A. Furbacher has served as our Board chairman since May 2014. Mr. Furbacher was selected because of his contributions to the leadership of the Board through his position as lead independent director of the Board. According to our corporate governance guidelines, if the chairman of the Board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the Board is an independent director, he or she will serve as the lead independent director. Because Mr. Furbacher is an independent director, he continues to serve as our lead independent director. The lead independent director's duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors, and facilitating communications between the other members of the Board. Unless otherwise provided in a short-term succession plan approved by the Board:

•
in the event that our chief executive officer should unexpectedly become unable to perform his or her duties, the chairman of the Board (if the chairman is an independent director or else the lead independent director) shall allocate the duties of the chief executive officer among our other senior officers; and

•
in the event that the chairman of the Board should unexpectedly become unable to perform his or her duties, the chief executive officer (if the chairman of the Board is an independent director or else the lead independent director) shall assume the duties of the chairman of the Board, in each case, until the Board has the opportunity to consider the situation and take action.

Meetings of Non-management Directors

At each regularly scheduled meeting, the Board conducts executive sessions, which are discussions that involve only the non-management directors. Our corporate governance guidelines state that the lead independent director or, in such director's absence, another independent director designated by the lead independent director will preside at the executive sessions of the Board.

Annual Board and Committee Self-Evaluations

Our corporate governance and nominating committee sponsors an annual self-assessment of the Board's performance as well as the performance of each committee of the Board, the results of which are discussed with the full Board and each committee. The assessment includes a review of any areas in which the Board or management believes the Board can make a better contribution to CF Industries.

Code of Corporate Conduct

The Board has adopted a code of corporate conduct that is applicable to all of our directors, officers, and employees. A copy of the code is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. We intend to disclose on our corporate website any amendment to any provision of the code that relates to any element of the definition of "code of ethics" enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any waiver from any such provision granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Stockholder Engagement

We believe that building positive relationships with our stockholders is critical to CF Industries' success. We value the views of, and regularly communicate with, our stockholders on a variety of topics, such as our financial performance, corporate governance and related matters. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters. We welcome your input and feedback and look forward to continued engagement with our stockholders.

Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board, any individual director, or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors and then forwarded promptly to each addressee. In the case of communications to the Board or any group or committee of directors, the office of the general counsel will distribute copies of the contents to each director who is a member of the Board or of the group or committee to which the envelope or correspondence is addressed.

Political Contributions Report

We prepare a semiannual Political Contributions Report listing CF Industries' political contributions. Each Political Contributions Report is posted on our corporate website, www.cfindustries.com, and presented to the corporate governance and nominating committee. Additionally, the Political Contributions Reports set forth the United States trade associations and other similar non-profit organizations to which the company annually pays dues of $20,000 or more and identify the portion of such dues that is used for advocacy and/or political activities by those associations. The most recent Political Contributions Report and our code of corporate conduct, containing our corporate policies related to political activities and contributions, lobbying and related matters, are currently available on our corporate website.

Sustainability Report

We prepare an annual sustainability report with information related to our energy efficiency and emissions reduction initiatives, environmental, health and safety programs, charitable contributions, and other items. Each Sustainability Report is posted on our corporate website, www.cfindustries.com, and presented to the corporate governance and nominating committee.

Committees of the Board

The Board has established three separate standing committees: the audit committee, the compensation committee, and the corporate governance and nominating committee. The Board has adopted written charters for each of these committees and copies of these charters are available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Audit Committee. Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The committee currently consists of Robert G. Kuhbach (chairman), Robert C. Arzbaecher, William Davisson, Stephen J. Hagge, and Theresa E. Wagler, all of whom the Board has affirmatively determined to be independent within the meaning of the corporate governance standards of the NYSE applicable to audit committee members. The Board has also determined all of the members of the audit committee are "audit committee financial experts," as defined by the SEC. The audit committee assists the Board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm's qualifications, independence, and performance. The audit committee's report to stockholders appears elsewhere in this Proxy Statement.

Compensation Committee. Our compensation committee currently consists of John D. Johnson (chairman), Robert C. Arzbaecher, Stephen A. Furbacher, Stephen J. Hagge, Anne P. Noonan, Edward A. Schmitt, and Theresa E. Wagler, all of whom the Board has affirmatively determined to be independent under the corporate governance standards of the NYSE. The Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. The compensation committee's report to stockholders appears elsewhere in this Proxy Statement. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading "Compensation Discussion and Analysis—Role of the Compensation Committee."

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee currently consists of Edward A. Schmitt (chairman), William Davisson, Stephen A. Furbacher, John D. Johnson, Robert G. Kuhbach, and Anne P. Noonan, all of whom the Board has affirmatively determined to be independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee's responsibilities include identifying and recommending to the Board individuals qualified to serve as directors and on committees of the Board; advising the directors with respect to the Board's composition, procedures, and committees; developing and recommending to the Board a set of corporate governance principles; and overseeing the evaluation of the Board and the president and chief executive officer.

Role of the Board in Risk Oversight

In fulfilling its risk oversight role, the Board focuses on the adequacy of our risk management process and the effectiveness of our overall risk management system. The goal of this oversight by the Board is to ensure that our employees who are responsible for risk management (i) adequately identify the material risks that the company faces in a timely manner; (ii) implement appropriate risk management strategies that are responsive to the company's risk profile, business strategies, and specific material risk exposures; (iii) integrate consideration of risk and risk management into business decision-making throughout the company; and (iv) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees. During 2016, the Board reviewed with key members of management responsible for management of risk the process by which management had identified the material risks to the company's strategic, operating, financial reporting, and compliance objectives, as well as the likelihood of occurrence, the potential impact, and the mitigating measures in each instance.

Attendance of Directors at Meetings

Directors are expected to attend meetings of the Board and the committees on which they serve, as well as our annual meeting of stockholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the Board or the chairman of the appropriate committee in advance of such meeting.

During 2016, the Board held nine meetings, our audit committee held nine meetings, our compensation committee held five meetings, and our corporate governance and nominating committee held four meetings. All of our directors attended 100% of the meetings of the Board and those committees of which they were members, except (i) one director was unable to attend one in-person Board meeting but did participate by teleconference for a portion of the meeting, (ii) one compensation committee member was unable to attend one telephonic compensation committee meeting, and (iii) one audit committee member was unable to attend one telephonic audit committee meeting. All of our directors attended the 2016 Annual Meeting, which was held on May 12, 2016.

Stockholder Recommendations of Director Candidates

The corporate governance and nominating committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing and include the following information:

•
the name of the stockholder and evidence of the person's ownership of our stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of CF Industries, and the person's consent to be named as a director if selected by the committee and nominated by the Board.

The stockholder recommendation and information described above must be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Nominations of Director Candidates

The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the committee will examine a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company.

Our corporate governance guidelines and corporate governance and nominating committee charter reflect the intention of the Board that the board of directors represent a diversity of backgrounds. In accordance with the corporate governance and nominating committee charter and our corporate governance guidelines, the corporate governance and nominating committee considers diversity in identifying nominees for director, including personal characteristics such as race, gender and age, and the experiences and skills relevant to the Board's performance of its responsibilities in the oversight of the company. In furtherance of this objective, the corporate governance and nominating committee has determined that it will incorporate recruitment protocols that seek to identify candidates in any future director search who meet these diversity characteristics.

The corporate governance and nominating committee generally identifies potential nominees by engaging firms that specialize in identifying director candidates. Current directors and executive officers may also notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the Board. As described above, the committee will also consider candidates recommended by stockholders.

Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the corporate governance and nominating committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the Annual Meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the Board nominate all of our directors for re-election to the Board. Additional biographical information regarding our directors and the particular experiences, qualifications, attributes, and skills that qualify them to serve as public company directors is set forth above under the heading "Director Nominees."

Proxy Access

Our Bylaws allow eligible stockholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates. Subject to applicable procedural and other requirements under our Bylaws, the proxy access provisions of our Bylaws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to nominate and include in our proxy materials director nominees constituting not more than 25% of the number of the directors in office at the time of the nomination.

COMMON STOCK OWNERSHIP

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 21, 2017, concerning the beneficial ownership of each person known to us to beneficially own more than 5% of our common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	15,887,067	(3)	6.8%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	24,181,391	(4)	10.4%
State Street Corporation One Lincoln Street Boston, Massachusetts 02111	11,690,684	(5)	5.0%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	13,399,347	(6)	5.7%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	23,578,141	(7)	10.1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)
Unless otherwise indicated, percentages calculated based upon common stock outstanding as of March 21, 2017 and beneficial ownership of common stock as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the SEC.

(3)
Based solely on a Schedule 13G (Amendment No. 9), dated January 19, 2017 and filed with the SEC on January 23, 2017, by BlackRock, Inc. ("BlackRock"). BlackRock reports beneficial ownership of shares by its direct and indirect subsidiaries, including BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited. These BlackRock entities have sole power to vote or to direct the vote of 13,798,752 shares of common stock, shared power to vote or to direct the vote of 26,165 shares of common stock, sole power to dispose or to direct the disposition of 15,860,902 shares of common stock, and shared power to dispose or to direct the disposition of 26,165 shares of common stock.

(4)
Based solely on a Schedule 13G (Amendment No. 5), dated February 9, 2017 and filed with the SEC on February 10, 2017, by FMR LLC ("FMR") and Abigail P. Johnson, a Director, the Chairman, and the Chief Executive Officer of FMR. FMR reports beneficial ownership of shares by its direct and indirect subsidiaries, including Fidelity Management Trust Company, FMR Co., Inc., Fidelity Institutional Asset Management Trust Company, FIAM, LLC, FMR Investment Management (UK) Limited, Fidelity (Canada) Asset Management ULC, and Strategic Advisers, Inc. These FMR entities have sole power to vote or to direct the vote of 2,903,377 shares of common stock and sole power to dispose or to direct the disposition of all 24,181,391 shares of common stock.

(5)
Based solely on a Schedule 13G, dated February 6, 2017 and filed with the SEC on February 10, 2017, by State Street Corporation ("State Street"). State Street reports beneficial ownership of shares by its direct and indirect subsidiaries, including State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors, Ltd, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Asia) Limited, State Street Global Advisors (Japan) Co., Ltd, and State Street Global Advisors France, S.A. These State Street entities have shared power to vote or to direct the vote of all 11,690,684 shares of common stock and shared power to dispose or to direct the disposition of all 11,690,684 shares of common stock.

(6)
Based solely on a Schedule 13G, dated February 7, 2017 and filed with the SEC on February 7, 2017, by T. Rowe Price Associates, Inc. ("T. Rowe Price"). T. Rowe Price has sole power to vote or to direct the vote of 4,206,576 shares of common stock and sole power to dispose or to direct the disposition of all 13,399,347 shares of common stock.

(7)
Based solely on a Schedule 13G (Amendment No. 7), dated March 10, 2017 and filed with the SEC on March 10, 2017, by The Vanguard Group, Inc. ("Vanguard"). Vanguard reports beneficial ownership of shares of itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. These Vanguard entities have sole power to vote or to direct the vote of 369,480 shares of common stock, shared power to vote or to direct the vote of 47,998 shares of common stock, sole power to dispose or to direct the disposition of 23,174,840 shares of common stock, and shared power to dispose or to direct the disposition of 403,301 shares of common stock.

Common Stock Ownership of Directors and Management

The following table sets forth information, as of March 21, 2017, concerning the beneficial ownership of our common stock by:

•
each director and each of our named executive officers; and

•
all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Robert C. Arzbaecher(4)	109,658	—	109,658	*
William Davisson	30,578	—	30,578	*
Stephen A. Furbacher	46,886	—	46,886	*
Stephen J. Hagge	28,558	—	28,558	*
John D. Johnson	71,938	—	71,938	*
Robert G. Kuhbach	25,703	—	25,703	*
Anne P. Noonan	9,206	—	9,206	*
Edward A. Schmitt	54,223	—	54,223	*
Theresa E. Wagler	8,618	—	8,618	*
W. Anthony Will(5)	221,775	562,853	784,628	*
Dennis P. Kelleher	50,206	253,006	303,212	*
Douglas C. Barnard(5)	63,510	293,376	356,886	*
Christopher D. Bohn	36,326	114,473	150,799	*
Bert A. Frost	57,872	320,166	378,038	*
All directors and executive officers as a group (17 persons)	910,403	1,832,869	2,743,272	1%

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.

(2)
The shares indicated include for each of Directors Arzbaecher, Davisson, Hagge, Johnson, Kuhbach, Noonan, Schmitt and Wagler 4,308 shares of restricted stock and for Chairman Furbacher 7,181 shares of restricted stock, in each case granted under our 2014 Equity and Incentive Plan, that have not yet vested. These shares of restricted stock can be voted during the vesting period. The table does not include restricted stock units or performance vesting restricted stock units granted to our executive officers under our 2014 Equity and Incentive Plan, as these awards cannot be voted during the vesting period.

(3)
The shares indicated in this column represent shares underlying stock options granted under our 2005 Equity and Incentive Plan, our 2009 Equity and Incentive Plan or our 2014 Equity and

  Incentive Plan that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.

(4)
The shares indicated include 18,565 shares held by the Arzbaecher Family Foundation and 275 shares held by Mr. Arzbaecher's children, for which Mr. Arzbaecher disclaims beneficial ownership.

(5)
Messrs. Will and Barnard each also hold, respectively, 16,754 and 13,369 additional "phantom" shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers, and ten percent holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were timely met during 2016.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY ON PAY")

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis beginning on page 23 and the Executive Compensation tables and accompanying narrative discussion beginning on page 45. This proposal is commonly referred to as a "Say on Pay" proposal.

The Board and the compensation committee believe that the compensation of the executive officers named in this Proxy Statement is appropriate and in the best interests of our stockholders. As discussed in more detail in the Compensation Discussion and Analysis beginning on page 23, our compensation programs are intended to (i) align the interests of our officers with those of our stockholders, (ii) permit the company to remain competitive in the market for highly qualified management personnel, and (iii) provide appropriate incentives for attainment of both our short-term and long-term goals. We have instituted stock ownership guidelines and an incentive compensation "clawback" policy to encourage appropriate levels of risk taking by our management. We continue to provide for significant levels of "at risk" performance-based compensation, which further aligns executive and stockholder interests. For example, commencing in 2014, we began granting a portion of named executive officers' annual equity awards as performance vesting restricted stock units. We regularly review (along with outside compensation consultants) our incentive compensation programs to ensure compatibility with our compensation philosophy. Accordingly, we are asking you to vote FOR the adoption of the following resolution:

  "RESOLVED, that the stockholders of CF Industries Holdings, Inc. approve the compensation of the CF Industries Holdings, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion."

As an advisory vote, this proposal is not binding on the company. Although the vote is non-binding, the Board and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board unanimously recommends that you vote FOR the Say on Pay proposal.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In addition to the advisory vote on the compensation matters described in Proposal 2 above and in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking stockholders to vote, in an advisory manner, on whether the advisory (non-binding) vote to approve the compensation of our named executive officers should occur every 1 year, 2 years, or 3 years. While the results of the vote are non-binding and advisory in nature, the Board and the compensation committee intend to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information presented in connection with Proposal 2 above, the information on the company's compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis, as well as the discussion regarding the compensation committee.

We believe a 1-year frequency is most consistent with the company's approach to compensation because it will enable our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

The Board unanimously recommends that you vote "1 YEAR" as the frequency for future advisory votes to approve the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion provides you with a detailed description of our compensation program for our named executive officers. It also provides an overview of our compensation philosophy and our policies and programs, which are designed to achieve our compensation objectives.

Executive Summary

The Compensation Committee

The compensation committee oversees our compensation and employee benefit plans and practices. The committee is composed of seven independent non-employee directors and operates under a written charter adopted by the Board. For more information on the compensation committee, please see "Corporate Governance—Committees of the Board—Compensation Committee" on page 15.

CF Industries Named Executive Officers

Our named executive officers for 2016 were:

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W. Anthony Will, President and Chief Executive Officer,

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Dennis P. Kelleher, Senior Vice President and Chief Financial Officer,

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Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary,

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Christopher D. Bohn, Senior Vice President, Manufacturing and Distribution, and

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Bert A. Frost, Senior Vice President, Sales, Market Development, and Supply Chain.

For the biographies of our named executive officers and our other executive officers, please see "Executive Officers" on page 10.

Our Business

We are one of the largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products in the world. Our principal customers are cooperatives, independent fertilizer distributors, farmers and industrial users. Our principal nitrogen fertilizer products are ammonia, granular urea, urea ammonium nitrate solution and ammonium nitrate. Our other nitrogen products include diesel exhaust fluid, urea liquor, nitric acid and aqua ammonia, which are sold primarily to our industrial customers, and compound fertilizer products, which are solid granular fertilizer products for which the nutrient content is a combination of nitrogen, phosphorus, and potassium. Our principal customers and distribution facilities are concentrated in the midwestern United States and other major agricultural areas of the United States, Canada and the United Kingdom. We also export nitrogen fertilizer products from our Donaldsonville, Louisiana, Yazoo City, Mississippi, and Billingham, United Kingdom manufacturing facilities.

For more information on our business, see "Item 1.—Business" and "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2016 Annual Report.

Executive Compensation Highlights

The compensation committee took the following compensation actions with respect to our named executive officers during 2016 or related to 2016 performance:

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In December 2015, the compensation committee approved new base salaries and target annual incentives for 2016. For 2016, the committee determined to use EBITDA (defined below), adjusted EBITDA (defined below) and specific strategic goals as the performance metrics for determining short-term incentive payments. See "2016 Cash Compensation" below for more information.

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In early 2016, the compensation committee reviewed our long-term incentive program and granted long-term incentive awards to our named executive officers. The committee determined that the long-term incentive awards to our named executive officers for 2016 would be composed of 60% stock options, 20% restricted stock units and 20% performance vesting restricted stock units (each measured by fair value on the date of grant). See "2016 Long-term Incentives" below for more information.

The following graphs illustrate the mix of total target compensation for our chief executive officer and for the other named executive officers for 2016:

Chief Exective Officer	Average of Other NEOs

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The compensation committee recently determined that no annual incentive award would be paid to our named executive officers for 2016 because the threshold level of EBITDA selected as the primary performance metric was not achieved, as described below under "Performance Metrics and Determination of Annual Incentive Payments for 2016."

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The compensation committee has also approved compensation levels for our named executive officers for 2017, including base salaries and target annual incentive awards that are unchanged from the levels in effect for 2016, as described under "2017 Compensation."

Stockholder Feedback on Compensation Practices

Our compensation committee carefully considers feedback from our stockholders regarding the compensation program for our named executive officers. At each of our last six annual meetings of stockholders (beginning in 2011 when the first Say on Pay vote was held), greater than 90% of the votes cast on the Say on Pay proposal at the particular meeting were voted in favor of the proposal. The compensation committee believes this affirms stockholders' support of CF Industries' approach to executive compensation for its named executive officers, and did not change its approach for 2016 in response to the outcome of prior Say on Pay votes. The compensation committee will continue to consider the outcome of our stockholders' Say on Pay votes when making future compensation decisions for the named executive officers.

Development of Compensation Approach and Objectives

On an ongoing basis, the compensation committee reviews our compensation policies relative to market competitiveness and the needs of our business and then determines what changes in the compensation program, if any, are appropriate.

Compensation Philosophy

Our compensation committee has adopted a compensation philosophy that seeks to align the interests of our employees and our stockholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our named executive officers. We seek to benefit from this strategy by attracting key talent, retaining best performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective and sustainable across business cycles.

Our goal is to provide direct compensation that is market competitive with other comparable companies. To obtain a general understanding of current compensation practices, the compensation committee received in 2016 a market assessment from its outside compensation consultant, Exequity LLP, that was derived from published survey compensation data, which Exequity LLP adjusted for variations in revenue among the included companies. To further gauge the competitiveness of our total compensation offering, we also compare ourselves against a reference group of similar companies in related industries described below under the heading "Industry Reference Group."

Incentive opportunities are structured in a way that recognizes our cyclicality and emphasis on a team-based culture.

Components of Compensation

The following compensation elements support the needs of the business, our stockholders, and our employees:

Component	Key Characteristics and Rationale

Salary	• We seek to pay salaries in line with individual performance and contribution to company goals.

•

In the aggregate, base salaries are targeted around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment. Individual performance, relative criticality of the individual position in relation to achievement of the company's goals, and business affordability are also considered in determining base salaries.

• To maintain our desired market position, we conduct annual salary reviews.

Short-Term Incentives	• Variable compensation component that provides executive officers and other employees with the opportunity to earn additional annual cash compensation beyond base salary.
• The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals.
• Short-term incentives are also targeted around the market median, and achievement of these awards depends on attaining corporate performance goals.

•

For 2016, the short-term incentive was subject to achievement of a specified threshold level of EBITDA. If the threshold level of EBITDA was achieved, then the amount of the actual incentive earned would be determined based on our level of achievement of adjusted EBITDA and specified strategic goals, as described below under the heading "Review of the Short-term Incentive Program."

Component	Key Characteristics and Rationale

Long-Term Incentives	• Variable compensation component that focuses on enterprise value creation and employee retention. Long-term incentives are provided through annual stock-based awards.

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Our plans allow the use of stock options, full-value share-based awards (such as the time vesting and performance vesting restricted stock units described below under the heading "2016 Long-term Incentives"), and cash-based awards.

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Participation is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. The guidelines allow for individual variation in long-term incentives based on performance level, potential contribution, and value to the business.

•

In general, long-term incentives for our executive officers are targeted between the market median and the 75th percentile of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment.

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Long-term incentive awards granted to our named executive officers during 2016 were based on a specified cash value, which amount was split among three different award types—60% stock options, 20% restricted stock units and 20% performance vesting restricted stock units (each measured by fair value on the date of grant)—as described below under the heading "2016 Long-term Incentives."

Benefit, Retirement and Severance Plans	• Plans offer coverage at market-competitive levels.
• We seek to keep health and welfare benefit plans simple in scope and range, focusing on critical employee needs.
• Retirement plans are intended to support employees in attaining financial security for the future.

•

Severance plans are intended to provide employees with a temporary income source following termination (other than for cause), including in the case of a change in control to ensure continuity of management while such an event is pending.

Allocation of Compensation Elements

We provide a mixture of cash compensation and non-cash compensation to our named executive officers. The cash portion consists primarily of base salaries and short-term incentive awards. The non-cash portion consists primarily of stock-based long-term incentive awards.

We have not established any target allocation between cash and non-cash compensation or between short-term and long-term incentives for our named executive officers as a group. Instead, our allocation is based primarily on competitive market practices and the respective median levels by position for base salaries, annual incentive awards, and long-term incentive awards. We also consider any internal factors that may cause us to adjust particular elements of an individual executive officer's compensation. These factors may include an individual's operating responsibilities, management level, and tenure and performance in the position.

As a general matter, we do not directly consider amounts realized or realizable from prior compensation in setting future compensation levels or in establishing the particular elements of compensation. As discussed below, however, our compensation committee does review the existing base salaries and target annual incentive levels for our named executive officers in connection with its approval of their new base salaries and target annual incentive levels for the following year. In addition, four times per year the compensation committee reviews reports regarding our named executive officers' holdings and transactions involving our stock, including our named executive officers' holdings of stock and long-term stock-based incentive awards, stock option exercises, purchases, sales and gifts of stock, and surrenders of vested shares of restricted stock in order to satisfy withholding tax requirements, as applicable.

We also generally do not consider accounting and tax issues in setting compensation levels or in establishing the particular elements of compensation. As discussed below, however, when our compensation committee grants awards under our long-term incentive program, the committee does consider the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code. In addition, as discussed below, we will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m) to the extent practicable and in the best interests of CF Industries and its stockholders.

Our allocation among base salary, short-term incentives, and long-term incentives varies significantly by management level, reflecting individual responsibility levels and competitive market practices. In general, our more senior executive officers receive a greater percentage of their total expected compensation in the form of incentives (particularly long-term incentives) and a correspondingly lower percentage in the form of salary.

Role of the Compensation Committee

The Board has adopted a written charter for our compensation committee, which is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

The Board makes compensation decisions for our non-management directors, acting on the recommendation of the compensation committee, and the committee makes compensation decisions for our executive officers, giving consideration to the recommendations of our chief executive officer with respect to the executive officers other than himself.

The chairman of the compensation committee sets the agenda for committee meetings, with the assistance of our chief executive officer, our senior vice president of human resources, and our corporate secretary. These executive officers also attend meetings of the compensation committee. At each meeting that is held in person, the compensation committee members also meet in executive session without any members of management present unless the committee determines that no executive session is necessary.

The compensation committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. Pursuant to this authority, the compensation committee has engaged an independent executive compensation consulting firm to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. The compensation committee also meets regularly with its compensation consultant in executive sessions without management present. Exequity LLP served as compensation consultant for 2016. See "Compensation Consultant Matters" below for additional information. Our senior vice president of human resources also supports the compensation committee in its duties.

From time to time, the compensation committee may delegate to our chief executive officer, our senior vice president of human resources, or our corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

Role of the Compensation Consultant

In 2016, the compensation committee authorized our compensation consultant, Exequity LLP, to work with our human resources department to compare the compensation we pay to our executive officers with compensation paid to comparable executive officers at peer companies in our Industry Reference Group and the overall market based on surveys that reflect comparative data of compensation paid to executives in similar positions as our executive officers, and to make compensation recommendations based on market and industry practices.

In connection with its annual review of the compensation of our non-management directors, the compensation committee also authorized Exequity LLP to work with our human resources department to compare the compensation we pay to our non-management directors with compensation paid to comparable directors at peer companies in our Industry Reference Group and the overall market based on the 2014-2015 National Association of Corporate Directors survey on director compensation.

The compensation consultant regularly attends meetings of our compensation committee and makes presentations to our compensation committee members regarding such materials and recommendations. The compensation committee reviews these materials and recommendations but exercises independent judgment in determining the compensation payable to our named executive officers. Any recommendations of the compensation committee with respect to non-management director compensation are subject to approval by the Board.

Compensation Committee Activities

Our compensation committee has taken a number of steps designed to enhance its ability to carry out its responsibilities effectively and also to ensure that we maintain strong links between executive pay and performance. Examples of these actions include:

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adopting a statement of our compensation philosophy (see "Compensation Philosophy" above);

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instituting a practice of holding executive sessions (without management present) at every compensation committee meeting that is held in person unless the committee determines that no executive session is necessary;

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retaining an outside compensation consultant to advise the compensation committee on executive compensation issues and meeting regularly with the compensation consultant in executive sessions without management present (see "Compensation Consultant Matters" below);

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adopting stock ownership guidelines for our officers and directors and modifying the guidelines from time to time as appropriate (see "Stock Ownership Guidelines" below);

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adopting an industry reference group for use in establishing compensation and incentive levels and modifying the composition of the group from time to time as appropriate (see "Industry Reference Group" below);

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reviewing on an annual basis the existing base salaries and target annual incentives for our executive officers and approving changes in cash compensation levels as appropriate (see "2016 Cash Compensation" below);

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reviewing on an annual basis our short-term incentive program, modifying the program as appropriate, and granting short-term incentive awards to our executive officers (see "2016 Cash Compensation" below);

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reviewing on an annual basis our long-term incentive program, modifying the program as appropriate, and granting long-term incentive awards to our executive officers, including adding the grant of performance-based awards to the mix of annual awards granted to our named executive officers commencing in fiscal year 2014 (see "2016 Long-term Incentives" below);

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reviewing on an annual basis our change in control, severance, and retirement benefits and modifying these benefits as appropriate (see "Change in Control, Severance, and Retirement Benefits" below);

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reviewing on an annual basis "tally sheets" summarizing the total compensation and benefits for our chief executive officer and the other named executive officers included in the compensation tables of this Proxy Statement under various assumptions and scenarios (see "Compensation of Chief Executive Officer" below as well as the other above-referenced items);

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reviewing on an annual basis the potential effects of the various components of our compensation and benefits upon individual and collective behavior and ultimately our risk profile and approach to risk management (see "Compensation and Benefits Risk Analysis" below);

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reviewing on an annual basis the results of our stockholders' last advisory vote to approve the compensation of our named executive officers and determining if any changes to our executive compensation program are appropriate based on such results (see "Stockholder Feedback on Compensation Practices" above); and

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reviewing on an annual basis the compensation of our non-management directors and recommending that the Board approve changes in such compensation from time to time as appropriate (see "Director Compensation" below).

2016 Cash Compensation

In setting cash compensation levels for 2016, the compensation committee reviewed the base salaries and target annual incentives for our named executive officers that had been in effect for 2015 and, in December 2015, approved new levels for 2016. The following graphs illustrate the mix of salary versus target annual incentive for our chief executive officer and for the other named executive officers for 2016.

Chief Exective Officer	Average of Other NEOs

Review of Existing Compensation Levels

In connection with its review of our existing base salaries and target annual incentives which had been in effect for 2015, the compensation committee reviewed a report from its outside compensation consultant to obtain a general understanding of current compensation practices.

In performing its market assessment, Exequity LLP used published survey compensation data, and adjusted for variations in revenue among the included companies.

In addition, the compensation committee reviewed information provided by the compensation consultant regarding the publicly reported cash compensation of named executive officers at 13 similar companies in related industries. Additional information regarding this group of companies is set forth below under the heading "Industry Reference Group."

The compensation committee also reviewed cash compensation recommendations from our chief executive officer for each of the other executive officers. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, tenure and performance in the position, and potential.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are targeted around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment. Individual performance, relative criticality of the individual position in relation to achievement of the company's goals, and business affordability are also considered in determining base salaries. We conduct annual salary reviews and make salary adjustments as necessary to maintain our desired market position. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Review of the Short-term Incentive Program

During its review of our short-term incentive program, the compensation committee considered the following general goals:

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the use of properly structured short-term incentives in order to align the interests of management and stockholders, provide context for management decisions, reward management for decisions that drive short-term results and support long-term strategy, and focus all members of management on the same corporate goals (financial, operational, and strategic); and

•
the need to create a framework for the program that can remain in effect for a significant period of time, while retaining the flexibility for the compensation committee to make appropriate modifications that might prove necessary or desirable in order to reflect changing business conditions.

The compensation committee also considered the following factors specific to our company:

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the difficulty in establishing appropriate short-term performance measures for CF Industries, given the inherent cyclicality in our industry as well as the pronounced effects that highly volatile commodity prices for raw materials and fertilizer products have upon our operating results; and

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the outlook for our short-term performance and the broad range of possible actual outcomes.

In addition, the compensation committee reviewed a report from Exequity LLP, the committee's outside compensation consultant, regarding competitive market practices with respect to the use of short-term incentives.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we use short-term incentives to provide executive officers and other employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. Our short-term incentive awards are targeted around the market median. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

When setting performance levels for the short-term incentive program, the compensation committee takes into account historical performance and management's outlook. Measured over an extended period, the objective of the committee is to select financial performance levels such that we have a roughly (i) 80% probability of exceeding the threshold level, (ii) 50% probability of exceeding the target level, and (iii) 20% probability of exceeding the ceiling level. Although the compensation committee considers management's outlook as one of several factors in evaluating financial performance levels each year, the committee also recognizes that the outlook for any particular year represents only a single scenario from among a broad range of plausible alternatives, given the pronounced effects of highly volatile commodity prices upon our operating results. In general, the compensation committee aims to achieve a larger payout under the program for years when our performance is superior by long-term industry standards, and a smaller payout (or none at all) for years when our performance is relatively weak, while creating incentives for improved performance under all conditions given the inherent cyclicality in our industry.

In reviewing our short-term incentive program, the compensation committee was also aware of alternative metrics for measuring company performance, such as achievement of operating efficiency goals, continued emphasis on the establishment of a behavioral-based safety culture, progress towards strategic objectives, performance relative to comparable companies, or performance relative to a variable budget, as well as alternative plan designs that emphasize the personal accomplishment of individual or shared goals. The objective in each case would be to address the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices upon our operating results. For 2016, the compensation committee took into account that there were several large strategic initiatives pending. Therefore, the compensation committee determined it was appropriate to add these strategic objectives to the short-term incentive program for 2016 in order to add accountability for these initiatives and to reward the many employees involved with them.

Approval of Base Salaries and Target Annual Incentive Awards for 2016

Based on its review of the general, company-specific, and competitive considerations described above, in December 2015, the compensation committee approved new base salaries and target annual incentive levels for our chief executive officer and each of our other named executive officers for 2016. The table below shows the base salaries and target annual incentive levels for our named executive officers for 2016 as compared to 2015. Mr. Will was elected chief executive officer in January 2014. The increase in Mr. Will's base salary and target annual incentive level was primarily driven by a desire to bring them closer to the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment over the course of the first three years of his tenure. The increase for Mr. Bohn primarily reflects his assumption of additional responsibilities as the executive overseeing manufacturing and distribution.

	Base Salary			Target Annual Incentive Level
Name	2015	2016	Increase	2015	2016
W. Anthony Will	$1,000,000	$1,150,000	15%	120%	135%
Dennis P. Kelleher	$575,000	$625,000	9%	70%	90%
Douglas C. Barnard	$500,000	$530,000	6%	70%	80%
Christopher D. Bohn	$375,000	$500,000	33%	60%	70%
Bert A. Frost	$525,000	$575,000	10%	70%	80%

Performance Metrics and Determination of Annual Incentive Payments for 2016

Based on its review and the other factors discussed above, the compensation committee determined that the annual incentive awards to our named executive officers for 2016 would be based, in the first instance, on attainment of a primary overall EBITDA performance metric of $500 million for the company's 2016 fiscal year. If that EBITDA performance metric was attained for 2016, each named executive officer would become eligible for an annual incentive award with respect to 2016 of $3 million, which amount would be subject to reduction in the discretion of the compensation committee (sometimes referred to as "negative discretion").

During 2016, the company did not attain the primary overall EBITDA performance metric. Accordingly, the compensation committee recently determined that our named executive officers did not earn any annual incentive award for 2016.

If the primary overall EBITDA performance metric had been attained, it was the compensation committee's intention to use its negative discretion to pay 2016 annual bonuses based on our level of achievement of specific secondary financial and strategic goals that align with our strategic objectives and our stockholders' interests:

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50% of each executive's annual incentive payment opportunity was based upon our level of achievement of adjusted EBITDA; and

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the remaining 50% was based upon our progress toward the following four strategic objectives (with each assigned a target weighting of 12.5%):

  •
  the successful completion of the capacity expansion project at Donaldsonville, Louisiana;

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  the successful completion of the capacity expansion project at Port Neal, Iowa;

  •
  the successful closing and implementation of the strategic venture with CHS; and

  •
  the successful closing and integration of the transaction that was then pending that involved the proposed combination of CF Industries with the European, North American and global distribution businesses of OCI N.V. (the "OCI Combination").

As noted above, our named executive officers did not earn any annual incentive award for 2016 because the company did not attain the primary overall EBITDA performance metric.

Additional information with respect to the base salaries, grants of annual incentive awards and our resulting cash payments to the named executive officers for 2014, 2015, and 2016 is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

2016 Long-term Incentives

The compensation committee reviewed our long-term incentive program during 2016 and granted long-term stock-based incentive awards to our named executive officers.

General Considerations

During its review of our long-term incentive program, the compensation committee considered the following general factors:

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the use of properly structured long-term incentives in order to align the interests of senior management and stockholders;

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the advantages and disadvantages of using stock options, shares of restricted stock, restricted stock units, and/or performance vesting restricted stock units for such purposes;

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the array of available vesting parameters for each type of long-term incentive award and the treatment of death, disability, retirement, resignation, and termination, with or without cause; and

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the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code.

The compensation committee also considered the difficulty in establishing appropriate long-term performance measures for the company, other than stock price appreciation and total stockholder return (including dividends), given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.

In addition, the compensation committee reviewed a report from Exequity LLP, the committee's outside compensation consultant, regarding competitive market practices with respect to the use of long-term incentives.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, our long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards that vest over a period of subsequent years. Our 2014 Equity and Incentive Plan allows the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. In consideration of these guidelines, there is individual variation in long-term incentives based on performance level, potential contribution, and value to the business. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Design of Awards for 2016

Based on its review of these general, company-specific, and competitive considerations, the compensation committee determined that the long-term incentive awards granted to our named executive officers during 2016 would be composed of 60% stock options, 20% restricted stock units and 20% performance vesting restricted stock units (each measured by fair value on the date of grant). In selecting a mixture of stock options, restricted stock units and performance vesting restricted stock units for our long-term incentive awards, the compensation committee noted that:

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the performance vesting restricted stock unit awards that vest solely based on the company's relative total shareholder return further aligns the executive officers' interests with those of shareholders;

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the stock option award would provide potential value for executive officers that is tied solely to stock price appreciation after the date of grant;

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the time vesting restricted stock unit and performance vesting restricted stock unit awards would provide value for executive officers that fluctuates with total stockholder return (including dividends);

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the stock option, restricted stock unit and performance vesting restricted stock unit awards would foster stock ownership by executive officers; and

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the stock option and restricted stock unit awards would be subject to time vesting provisions and therefore create an additional retention mechanism for executive officers.

Approval of Awards for 2016

On March 3, 2016, the compensation committee approved long-term incentive awards for our named executive officers for 2016 pursuant to our 2014 Equity and Incentive Plan consisting of 612,050 stock options, 50,560 restricted stock units and 45,040 target performance vesting restricted stock units in the aggregate.

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On the grant date, the compensation committee approved dollar-denominated stock option, restricted stock unit and performance vesting restricted stock unit awards for each of our individual named executive officers. In setting the dollar-denominated values of the individual awards, the committee considered the competitive general industry market median equity award value for each named executive officer's position (adjusted to reflect the individual's current base salary) as reported to the compensation committee by Exequity LLP, the committee's outside compensation consultant. The committee also considered the recommendations from our chief executive officer for the long-term incentive awards to each of the named executive officers other than himself. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, and tenure and performance in the position.

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After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of stock options, restricted stock units and performance vesting restricted stock units using that day's closing price for our stock on the NYSE as the input to valuation formulas recommended by the outside compensation consultant and approved in advance by the compensation committee and, in the case of the performance vesting restricted stock units, a Monte-Carlo simulation. Similarly, the exercise price for the stock options was set to equal that day's closing price. The number of stock options represented 60% of the total value on the grant date, the number of restricted stock units represented 20% and the number of performance vesting restricted stock units represented the remaining 20%.

The terms and conditions of these long-term incentive awards were as follows:

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Subject to earlier forfeiture or accelerated vesting (as described below), the options granted during 2016 will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant.

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The restricted stock units granted to our named executive officers will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting (as described below). Until vested, the restricted stock units may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). The restricted stock units give the holder the right to receive shares of common stock at the time of vesting, equal to the number of restricted stock units subject to the grant. We will pay dividend equivalents in cash with respect to the restricted stock units to our named executive officers during the vesting period.

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The performance vesting restricted stock units granted to our named executive officers will vest on the third anniversary of the grant date, subject to the attainment of the performance goals for the performance period and subject to earlier forfeiture or accelerated vesting (as described below). The performance vesting restricted stock units are settled in shares of common stock, the number of which is determined based on the company's three-year total shareholder return as compared to the total shareholder return of companies in the S&P 500 index, with 50%, 100% or 200% of the target number of shares to be delivered based on achieving threshold (i.e., at least 25th percentile ranking among the companies in the S&P 500 index), target (i.e., at least 50th percentile ranking) and maximum (i.e., at least 75th percentile ranking) performance levels, respectively, and may be increased or decreased by up to 20% (subject to a cap of 220% of the target number of shares) based on the company's total shareholder return relative to a select fertilizer peer group, which includes Agrium Inc., CVR Partners LP, Incitec Pivot Ltd, LSB Industries, Inc., The Mosaic Company, Potash Corporation of Saskatchewan Inc., and Yara International ASA. For companies in the peer group, share prices are determined based on the primary U.S. stock exchange or, if not traded on a U.S. stock exchange, the primary foreign stock exchange on which the stock is actively traded. Any stock prices from foreign stock exchanges and all dividends paid in foreign currency are converted into U.S. dollars for purposes of calculating total shareholder return. The performance vesting restricted stock units accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of performance vesting restricted stock units will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered in settlement of the performance vesting restricted stock units.

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As discussed below under the heading "Change in Control, Severance, and Retirement Benefits," upon a change in control, the restrictions, limitations, and conditions applicable to the stock option, restricted stock unit, and performance vesting restricted stock unit awards will lapse, the performance goals with respect to the performance vesting restricted stock unit awards will be deemed fully achieved at the greater of target or actual performance to-date, and all of the awards will become fully vested and exercisable. The stock option and restricted stock unit awards will also become fully vested and exercisable upon death or disability. The performance vesting restricted stock unit awards become vested at the target level of performance upon death or disability and the number of units is pro-rated based on the period of time between the date of grant and the event of death or disability.

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As discussed below under the heading "Change in Control, Severance, and Retirement Benefits," for those employees who have reached the age of 60 with at least five years of service at the time of retirement, including our named executive officers, certain equity awards will be subject to continued vesting and exercisability.

Additional information with respect to the compensation committee's grants of stock options, restricted stock units, and performance vesting restricted stock units to our named executive officers during 2016 is set forth below under the heading "Executive Compensation—Grants of Plan-based Awards."

2017 Compensation

The compensation committee recently approved base salaries, target annual incentive awards, and long-term stock-based incentive awards for our named executive officers for calendar year 2017. In setting compensation levels for 2017, the compensation committee considered a competitive market assessment performed by Exequity LLP, our outside compensation consultant, and the goals and objectives of our executive compensation plans. The compensation committee made the decision that our named executive officers' base salaries and target annual incentive awards for 2017 would remain unchanged from those in effect for 2016 due to target compensation being in line with the overall general industry survey data and in recognition of current industry market conditions. The following table shows the base salaries, target annual incentives, and long-term incentive awards for our named executive officers for 2017:

Name	Base Salary	Target Annual Incentive Level	Stock Options	Restricted Stock Units	Target Performance Vesting Restricted Stock Units
W. Anthony Will	$1,150,000	135%	415,140	60,100	23,360
Dennis P. Kelleher	$625,000	90%	117,490	19,390	6,610
Douglas C. Barnard	$530,000	80%	78,330	13,730	4,410
Christopher D. Bohn	$500,000	70%	66,580	11,950	3,750
Bert A. Frost	$575,000	80%	90,080	15,510	5,070

Performance Metrics for Annual Incentive Payments for 2017

The compensation committee determined that the annual incentive awards to our named executive officers for 2017 will be based, in the first instance, on attainment of a primary overall EBITDA performance metric of $300 million for the company's 2017 fiscal year. If that primary EBITDA performance metric is attained, actual annual incentive payments will be determined by the compensation committee using its negative discretion authority based upon our level of achievement of the following secondary performance metrics:

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75% of each executive's annual incentive payment opportunity is based upon our level of achievement of adjusted EBITDA for 2017 (the "Adjusted EBITDA Metric"); and

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the remaining 25% is based upon the percentage change in our adjusted EBITDA for 2017 compared to our adjusted EBITDA for 2016, ranking our performance in this regard relative to the performance of a comparison group comprised of us and eleven other chemical companies (the "Relative EBITDA Metric").

The compensation committee established the following performance levels and corresponding percentages of target opportunity earned with respect to the Adjusted EBITDA Metric for 2017:

Performance Level	Adjusted EBITDA Achieved	Percentage of Target Short-Term Incentive Award Earned

Below Threshold	Less than $600 Million	0%

Threshold	$600 Million	50%

Target	$825 Million	100%

Ceiling	$1.6 Billion	200%

Straight line interpolation is used to determine the achievement percentage for the Adjusted EBITDA Metric between threshold and target and between target and ceiling performance levels.

The compensation committee established the following percentile rankings and corresponding percentages of target opportunity earned with respect to the Relative EBITDA Metric for 2017:

Relative EBITDA Metric Percentile Rank	Percentage of Target Short-Term Incentive Award Earned

At or below 20th percentile	0%

Above 20th percentile and at or below 40th percentile	50%

Above 40th percentile and at or below 60th percentile	100%

Above 60th percentile and at or below 80th percentile	150%

Above 80th percentile	200%

The following are the eleven other chemical companies that together with us comprise the comparison group against which our performance will be ranked for purposes of the Relative EBITDA Metric:

• Agrium Inc.*† • Celanese Corporation* • CVR Partners, LP† • Eastman Chemical Company* • FMC Corporation* • Huntsman Corporation*	• LSB Industries, Inc.† • The Mosaic Company*† • Potash Corporation of Saskatchewan Inc.*† • Westlake Chemical Corporation* • Yara International ASA†

*
Denotes company that is a member of our Industry Reference Group

†
Denotes company that is member of the select fertilizer peer group used in connection with our performance vesting restricted stock units

The compensation committee retains discretion to address changes in the companies comprising the comparison group. In the event one company in the comparison group acquires another comparison group company, the compensation committee intends that the acquiring company will be evaluated on a pro-forma basis over the performance period and ranked accordingly and that the acquired company will be removed from the comparison group. In addition, in the event a comparison group company acquires a non-comparison group company, the comparison group company will be evaluated on a pro-forma basis over the performance period and ranked accordingly. If a comparison group company is acquired by a non-comparison group company, the compensation committee will use its discretion to determine whether the acquired company should be removed from the comparison group based on the facts and circumstances, including whether financial results are available for the acquired company following the transaction. In the event a comparison group company experiences a bankruptcy, that company would automatically rank at the bottom of the group.

EBITDA is computed as the sum of (i) net earnings attributable to common stockholders plus (ii) interest expense (income)—net plus (iii) income taxes plus (iv) depreciation, depletion, and amortization less (v) loan fee amortization.

"Adjusted EBITDA" is computed as the sum of (i) EBITDA (as described above) plus (ii) unrealized mark to market losses (gains) on hedges plus (iii) unrealized and realized losses (gains) associated with foreign exchange on intercompany loan activity or foreign denominated intercompany payables and receivables plus (iv) acquisition or disposition related transaction costs or fees plus (v) integration costs for acquisitions plus (vi) losses (gains) on the disposition of equity investments in operating joint ventures plus (vii) restructuring, exit, impairments, system implementation costs or similar types of costs plus (viii) non-capitalized expansion project costs plus (ix) losses (gains) recognized due to the acquisition or disposal of a business or group of assets that represents a major portion of the business less (x) profits (losses) associated with acquisitions (divestitures) completed during the year.

EBITDA will be calculated for us and each of the other comparison group companies by taking the component line items from each company's published audited income statement for 2017. For purposes of calculating "adjusted EBITDA" for the eleven companies comprising the comparison group other than us, our management will review the companies' published financial results and recommend, and the compensation committee may in its discretion approve, adjustments to the EBITDA results calculated for the other companies that are comparable to the adjustments used to calculate our adjusted EBITDA. Financial results of a comparison group company reported in a foreign currency will be converted into U.S. dollars for purposes of calculating the Relative EBITDA Metric.

Change in Control, Severance, and Retirement Benefits

The compensation committee reviewed our change in control, severance, and retirement benefits during 2016 as described below. Based on its review, and after considering the factors noted below, the compensation committee determined that our change in control, severance, and retirement benefits continue to serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Change in Control Benefits

With respect to our change in control benefits, the compensation committee noted that we have change in control agreements with our executive officers, as well as certain change in control benefits for all of the participants (including the executive officers) under our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan. Additional information regarding these benefits is set forth below under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control."

In connection with its review, the compensation committee noted that the change in control agreements with our executive officers are:

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intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control;

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designed to avoid unwanted management turnover in the event of a potential change in control; and

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designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control.

The compensation committee also noted that our change in control agreements require both (i) a change in control and (ii) a qualifying termination of the executive officer's employment (sometimes referred to as a "double trigger"), before any benefits will be owing to the executive officer under the agreement.

In addition, the compensation committee noted that our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan provide that all plan-based awards will be deemed fully vested and fully exercisable and any performance conditions will be deemed fully achieved upon a change in control (sometimes referred to as a "single trigger"), unless the committee determines otherwise with respect to a particular award at the time of grant and reflects this determination in the applicable award agreement. In this regard, the compensation committee noted it would be difficult to preserve the original performance and vesting goals in our plan-based awards following a change in control, given the fundamental changes in our organization, capital structure, and operations that would typically result from such a transaction. Accordingly, all of our plan-based awards have included this change in control provision for the benefit of our executive officers and the other participants.

As part of its review, the compensation committee reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the compensation committee determined that our change in control benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Excise Tax Gross-Ups

In December 2014, the Board adopted a policy whereby the company will not in the future enter into any new agreements with its named executive officers that include Internal Revenue Code Section 280G excise tax "gross-up" provisions with respect to payments contingent on a change in control of the company.

Severance Benefits

With respect to our severance benefits, the compensation committee noted that none of our executive officers has any employment or severance agreement, and none of our executive officers is entitled to receive any other severance benefits, except for (i) the change in control agreements and change in control benefits discussed above, (ii) such severance benefits as we may provide under our standard policies applicable to all employees, (iii) such severance benefits as we may be required to pay under applicable law in certain jurisdictions, and (iv) such additional severance benefits as our compensation committee may approve in certain instances. Based on its review, and the other factors noted above, the compensation committee determined that our severance benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Retirement Benefits

With respect to our retirement benefits, the compensation committee noted that we maintain tax-qualified and nonqualified defined benefit, defined contribution, and deferred compensation plans. Additional information regarding these benefits is set forth below under the headings "Executive Compensation—Pension Benefits" and "Executive Compensation—Nonqualified Deferred Compensation."

We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the "Pension Plan"). The Pension Plan includes three components. Supplement A of the Pension Plan, which we refer to herein as the New Retirement Plan, is a defined benefit pension plan that became effective on January 1, 2013, under which all domestic employees (including executive officers) became eligible to participate as of January 1, 2013, except for those employees who participate in Supplement

B of the Pension Plan. Supplement B of the Pension Plan is our historic defined benefit pension plan, which we refer to herein as the Old Retirement Plan and which was closed to new participants on December 31, 2003. Employees who joined the company after that date, which includes all of the named executive officers, are ineligible to receive any pension benefits under the Old Retirement Plan, but are eligible for benefits under the New Retirement Plan. Under the New Retirement Plan, we credit the account of each participating employee an amount between 4% and 7% (depending on years of service) of the participant's eligible compensation. For our named executive officers, eligible compensation is limited to base salary. Each participant's account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest. The third component of the Pension Plan is Supplement C, which was formerly known as the Terra Industries Inc. Employees' Retirement Plan and covers employees who commenced employment with Terra Industries, or any other entity that was an employer under the former plan, prior to August 1, 2003.

The compensation committee also reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Commencing with equity grants made in 2014, employees, including our named executive officers, who retire upon having reached age 60 with at least five years of service at the time of retirement will continue to vest in their stock option awards that were granted at least one year prior to their termination date and will receive a pro-rated number of restricted stock units and performance vesting restricted stock units based on their length of service between the grant date of such award and the executive's retirement date and, with respect to performance vesting restricted stock units, contingent upon the level of attainment of applicable performance goals, provided, that, in each case, the executive has provided us with at least six months' notice prior to such retirement if the executive is subject to the reporting requirements of Section 16 of the Exchange Act. In addition, such eligible retirees will have four years from their retirement date to exercise any vested options.

Based on its review, and the other factors noted above, the compensation committee determined that our retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Compensation of Chief Executive Officer

The compensation committee has taken a number of steps related to reviewing and establishing the compensation of our chief executive officer. Additional information regarding these activities is set forth above under the heading "Compensation Committee Activities."

Short-term Incentive Payment for 2016

The compensation committee recently determined that Mr. Will was not eligible for an annual incentive award for 2016 because the primary overall EBITDA performance metric was not attained, as described above under "Performance Metrics and Determination of Annual Incentive Payments for 2016." Additional information with respect to Mr. Will's annual incentive award for 2016 is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

Long-term Incentive Awards for 2016

The compensation committee granted Mr. Will 341,140 stock options, 28,180 restricted stock units, and 25,110 target performance vesting restricted stock units for 2016. Additional information regarding the committee's review of our long-term incentive program and the terms and conditions of our stock option, restricted stock unit and performance vesting restricted stock unit awards for 2016 is set forth above under the heading "2016 Long-term Incentives." Additional information with respect to Mr. Will's long-term incentive award for 2016 is set forth below under the headings "Executive

Compensation—Summary Compensation Table," "Executive Compensation—Grants of Plan-based Awards" and "Executive Compensation—Outstanding Equity Awards at Fiscal Year End."

Cash Compensation for 2017

The compensation committee recently approved a base salary of $1,150,000 for Mr. Will for 2017 and an annual incentive target equal to 135% of his base salary, which are unchanged from the base salary and annual incentive target in effect for Mr. Will in 2016. Additional information regarding the compensation committee's approval of Mr. Will's base salary and his annual incentive target for 2016 is set forth above under the heading "2016 Cash Compensation." In setting Mr. Will's base salary and annual incentive target for 2017, the committee considered (i) a competitive market assessment performed by Exequity LLP, our outside compensation consultant, (ii) the Board's annual evaluation of Mr. Will's overall performance, and (iii) the goals and objectives of our executive compensation plans. The compensation committee made the decision that Mr. Will's and all of our other named executive officers' base salaries and target annual incentive awards for 2017 would remain unchanged from those in effect for 2016 due to target compensation being in line with the overall general industry survey data and in recognition of current industry market conditions. Mr. Will's 2017 base salary and annual incentive target place him around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment.

Short-term Incentive Award for 2017

The compensation committee recently granted Mr. Will an annual incentive award opportunity for 2017. Mr. Will's annual incentive payment for 2017 will be based, in the first instance, on our attaining a primary overall EBITDA performance metric of $300 million for the company's 2017 fiscal year. If the primary EBITDA performance metric is attained, Mr. Will's actual annual incentive payment will be determined by the compensation committee using its negative discretion authority based on our level of achievement of the Adjusted EBITDA Metric and the Relative EBITDA Metric set by the compensation committee as described above under "2017 Compensation—Performance Metrics for Annual Incentive Payments for 2017."

Long-term Incentive Awards for 2017

The compensation committee recently granted Mr. Will 415,140 stock options, 60,100 restricted stock units, and 23,360 target performance vesting restricted stock units for 2017. In making this award, the committee considered a competitive market assessment performed by our outside compensation consultant, Exequity LLP, as well as the other factors discussed above.

Change in Control, Severance, and Retirement Benefits

The compensation committee also reviewed our change in control, severance, and retirement benefits recently, with a particular focus on the benefits Mr. Will would receive upon such an event now or in the future. As part of its review, the committee reviewed "tally sheets," estimating the benefits that Mr. Will would receive under various assumptions and scenarios. Specifically, Mr. Will's amended change in control agreement provides that upon a qualifying termination, as described in more detail under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control," he will be entitled to (i) a lump sum payment equal to three times the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of three years and outplacement services for a period of up to two years; (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance; (iv) a cash payment equal to the actuarial value of three additional years of age and service credit under our New Retirement Plan and our Supplemental Benefit and Deferral Plan; and (v) a cash payment equal to the contributions that we would have made on his behalf for a period of three years under our Company 401(k) Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. Mr. Will's amended change in control agreement does not provide for an excise tax gross-up. The compensation committee determined that Mr. Will's change in control benefits, as set forth in his amended change in control agreement, and his other severance and retirement benefits, provide for benefits that are consistent with competitive market practices for a chief executive officer and are in the best interests of the company and our stockholders. Additional information regarding Mr. Will's change in control benefits is set forth below under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control." Additional information regarding the compensation committee's activities with respect to such benefits is set forth above under the heading "Change in Control, Severance, and Retirement Benefits."

Additional information with respect to Mr. Will's total compensation and benefits for 2014, 2015, and 2016 is set forth below under the heading "Executive Compensation."

Industry Reference Group

As noted above, the compensation committee has adopted an industry reference group for use in establishing compensation and incentive levels. During 2016, the reference group was comprised of the following 13 companies, which remained unchanged from the reference group used during 2015:

Global Industry Classification Standard Subindustry Description	Company Name
Fertilizers and Agricultural Chemicals	Agrium Inc. The Mosaic Company Potash Corporation of Saskatchewan Inc. The Scotts Miracle-Gro Company
Specialty Chemicals	Albemarle Corporation
Commodity Chemicals	Celanese Corporation Westlake Chemical Corporation
Diversified Chemicals	Ashland Global Holdings, Inc. Eastman Chemical Company FMC Corporation Huntsman Corporation
Agricultural Products	Ingredion Incorporated
Industrial Gases	Air Products and Chemicals, Inc.

A subset of this industry reference group is included in our "peer group" for purposes of the stock price performance graph included within our 2016 Annual Report. We have selected Agrium Inc., The Mosaic Company, and Potash Corporation of Saskatchewan Inc. for this purpose because for 2016 they comprise the members of our reference group that are publicly traded manufacturers of fertilizers with headquarters in North America.

Financial Restatements

It is the policy of the Board that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers if the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been received inappropriately by an executive officer. The compensation committee includes "clawback" language in the forms of incentive award agreements that we use with executive officers in order to enhance the enforceability of these provisions.

Stock Ownership Guidelines

The Board believes that our directors and officers should be stockholders of CF Industries and, based on the recommendation of the compensation committee, has established guidelines for stock ownership.

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Directors will have five years from the date of their appointment or election to achieve stock ownership with a market value equal to five times their annual cash retainer.

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Officers will have five years from their date of hire or promotion to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of the other named executive officers and several other executive officers, and (iii) one times annual base salary in the case of the other officers.

For purposes of these guidelines, any of the following may be used to satisfy the ownership requirements: (i) shares purchased by the individual, (ii) shares retained upon the exercise of a vested stock option, (iii) shares acquired upon the vesting of restricted stock, restricted stock units, or performance restricted stock units, (iv) shares (including "phantom" shares) held within our qualified and non-qualified deferred compensation and retirement plans, (v) shares purchased through an employee stock purchase plan, and (vi) the difference in value between the exercise price and current market price for vested but unexercised options, net of taxes at an assumed maximum tax rate. Non-vested stock options, non-vested restricted stock awards, non-vested restricted stock units, and non-vested performance restricted stock units are specifically excluded in meeting the ownership requirements.

It is expected that an individual who is subject to the stock ownership guidelines will not sell any shares unless he or she has satisfied the ownership guidelines both before the sale and after giving effect to the shares sold. An individual who has initially satisfied the guidelines but as a result of a subsequent decline in stock prices no longer meets the guidelines is precluded from selling any shares until such time as he or she again satisfies the guidelines. Surrendering shares to the company in order to pay withholding or other taxes on compensation income or pay the exercise price of stock options is not considered a sale of shares for purposes of the guidelines. As of December 31, 2016, each of our directors and officers was in compliance with the stock ownership guideline requirements, with the exception of Mr. Kelleher. Mr. Kelleher had satisfied the guidelines as of December 31, 2015 but, as a result of the decline in our stock price, he no longer meets the guidelines. As a result, Mr. Kelleher is precluded from selling any shares until such time as he again satisfies the guidelines.

We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2014 Equity and Incentive Plan.

Stock Trading Guidelines

We have a Policy on Insider Trading, which prohibits our directors, officers, and employees from trading in derivatives on our stock, selling our stock "short," or holding our stock in margin accounts.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our federal income tax deduction to $1,000,000 per year for compensation paid to our chief executive officer or certain of the other named executive officers. Compensation that is performance-based is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Our 2014 Equity and Incentive Plan is intended to comply with the Section 162(m) regulations adopted by the Internal Revenue Service, permitting us to grant performance-based compensation which is not subject to the $1,000,000 limit otherwise imposed by Section 162(m). We will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m) to the extent practicable and in the best interests of CF Industries and its stockholders.

Compensation Consultant Matters

As noted above, the compensation committee has engaged Exequity LLP, an executive compensation consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. Exequity LLP provides no other services to the company.

The compensation committee has determined, after appropriate inquiry (and taking into account the other fees described above), including consideration of Exequity LLP's independence in light of the factors set forth under Rule 10C-1 of the Exchange Act, that no conflicts of interest exist with respect to the firm's engagement as the committee's independent compensation consultant.

COMPENSATION AND BENEFITS RISK ANALYSIS

As noted above, the compensation committee reviewed the potential effects of the various components of our compensation and benefits program for 2016 upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. The compensation committee reviewed the following relevant features of:

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our annual incentive program, including (i) the selection of appropriate performance metrics, (ii) the focus on collective rather than individual behaviors, (iii) the process by which the compensation committee establishes target bonus opportunities as well as threshold, target, and ceiling performance levels, (iv) the consistency of our short-term incentive practices with the practices at comparable companies, (v) the control environment within which business decisions are made, (vi) the periodic reporting to the compensation committee regarding corporate performance, (vii) the discretion the compensation committee has retained to adjust annual incentive payments under appropriate circumstances, and (viii) the "clawback" provisions in our policy regarding financial restatements;

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our long-term incentive program, including (i) the levels of common stock ownership and equity-based awards held by our executive officers, (ii) the use of restricted stock units and performance vesting restricted stock units as well as stock options in making stock-based awards to executive officers, (iii) the consistency of our long-term incentive practices with the practices at comparable companies, and (iv) the limitations on trading imposed by our stock ownership guidelines and our Policy on Insider Trading;

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our change in control benefits, including the facts that the change in control agreements with our executive officers are (i) intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control, (ii) designed to avoid unwanted management turnover in the event of a potential change in control, and (iii) designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control; and

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our other awards, plans, programs, policies, and practices, including (i) the appropriateness of the incentives created thereby, (ii) the focus on collective rather than individual behaviors, (iii) the control environment, and (iv) the absence of personal objectives and direct financial incentives with respect to raw materials procurement and transactions involving natural gas derivatives.

Based on this review, the compensation committee determined that the company's compensation and benefits program balances risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of the company's stockholders over the long term.

COMPENSATION COMMITTEE REPORT

The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and other incentive compensation and equity-based plans. The compensation committee is composed of seven non-employee directors and operates under a written charter adopted by the Board. Each member of the compensation committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to compensation committee members. The Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code.

The compensation committee held five meetings during the year ended December 31, 2016 and met in executive session at four of the meetings. The compensation committee also reviewed and discussed with management the compensation discussion and analysis section of this Proxy Statement.

Based on its review and the foregoing meetings and discussions, the compensation committee recommended to the Board that the compensation discussion and analysis section be included in this Proxy Statement and in our Annual Report on Form 10-K for filing with the SEC.

John D. Johnson (Chairman)
Robert C. Arzbaecher
Stephen A. Furbacher
Stephen J. Hagge
Anne P. Noonan
Edward A. Schmitt
Theresa E. Wagler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation we provided with respect to the years ended December 31, 2014, 2015, and 2016 for (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers (as determined on the basis of their total compensation for 2016 other than changes in pension value and nonqualified deferred compensation earnings). We refer to these individuals in this Proxy Statement as our "named executive officers."

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(1)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
W. Anthony Will	2016	1,150,000	2,041,560	3,060,026	—	57,544	128,383	6,437,513
President and Chief Executive	2015	1,000,000	1,399,819	2,099,995	1,043,800	40,616	97,769	5,681,999
Officer	2014	860,000	1,001,043	1,499,780	894,400	40,804	79,072	4,375,099
Dennis P. Kelleher	2016	625,000	560,465	840,041	—	31,739	62,393	2,119,637
Senior Vice President and Chief	2015	575,000	440,114	660,022	350,100	19,062	60,162	2,104,460
Financial Officer	2014	550,000	481,221	720,035	371,800	22,212	60,860	2,206,128
Douglas C. Barnard	2016	530,000	360,121	539,994	—	34,084	49,842	1,514,041
Senior Vice President, General	2015	500,000	299,919	449,974	304,400	27,432	49,489	1,631,214
Counsel, and Secretary	2014	475,000	399,517	599,976	321,100	28,683	47,472	1,871,748
Christopher D. Bohn(7)	2016	500,000	299,973	450,025	—	24,305	40,864	1,315,167
Senior Vice President, Manufacturing and Distribution
Bert A. Frost	2016	575,000	400,326	600,003	—	30,012	56,078	1,661,419
Senior Vice President, Sales,	2015	525,000	339,886	510,008	319,700	21,548	55,588	1,771,730
Market Development and Supply	2014	510,000	519,822	780,065	344,800	25,556	54,666	2,234,909
Chain

(1)
Amounts in these two columns represent base salary and non-equity incentive plan compensation earned in 2014, 2015, and 2016 regardless of when such amounts are paid in cash.

(2)
Amounts in these two columns represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the stock option, restricted stock unit and performance vesting restricted stock unit awards that we granted to the named executive officers pursuant to our Equity and Incentive Plans. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2016. Additional information with respect to the outstanding stock option, restricted stock unit and performance vesting restricted stock unit awards is set forth below under the headings "Grants of Plan-based Awards" and "Outstanding Equity Awards at Fiscal Year End." In accordance with SEC rules, the aggregate grant date fair value of the performance vesting restricted stock units is calculated based on the probable outcome of the performance conditions as of the grant date, which, for the performance vesting restricted stock units reflected in this table, was target level performance. Therefore, values in the table for performance vesting restricted stock unit awards are computed by multiplying the number of shares of stock to be delivered assuming target level performance multiplied by the grant date fair value of each performance vesting restricted stock unit ($40.69 for the awards granted in 2016). If maximum level performance were assumed to be achieved, then the grant date fair value of each of the 2016 performance vesting restricted stock unit awards (computed by multiplying the number of shares of stock to be delivered assuming maximum level performance multiplied by the closing price for our stock ($36.19 per share) on the NYSE on the grant date) would have been as follows: $1,999,208 for Mr. Will; $548,568 for Mr. Kelleher; $352,708 for Mr. Barnard; $293,790 for Mr. Bohn; and $391,721 for Mr. Frost.

(3)
Amounts in this column represent amounts that the named executive officers earned with respect to the years ended December 31, 2014, 2015, and 2016 as the result of annual incentive awards we granted to the named executive officers pursuant to our non-equity incentive plan. Additional information with respect to these annual incentive awards for 2016 is set forth above under the heading "Compensation Discussion and Analysis—2016 Cash Compensation" and below under the heading "Grants of Plan-based Awards."

(4)
Amounts in this column represent only the change during the particular year in the actuarial present value of the named executive officer's accumulated pension benefits under our New Retirement Plan (a tax-qualified defined benefit pension plan) and our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2016. For this purpose, we have also assumed retirement at age 65. Additional information with respect to our defined benefit pension plans is set forth below under the heading "Pension Benefits."

(5)
This column does not include any above-market or preferential earnings with respect to nonqualified deferred compensation, since all earnings were determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers. Additional information with respect to the named executive officers' nonqualified deferred compensation earnings is set forth below under the heading "Nonqualified Deferred Compensation."

(6)
Amounts in this column for 2016 represent (i) employer contributions and credits to the Company 401(k) Plan (a tax-qualified defined contribution retirement plan), which we refer to herein as our 401(k) Plan, and to our Supplemental Benefit and Deferral Plan, (ii) employer-paid term life insurance premiums, and (iii) dividends on restricted stock and dividend equivalents on restricted stock units, in each case as set forth in the following table:

Name	Employer Contributions and Credits to Retirement Plans ($)	Employer-paid Life Insurance Premiums ($)	Dividends on Restricted Stock and Dividend Equivalents Restricted Stock Units ($)	Total* ($)
W. Anthony Will	68,746	1,491	58,146	128,383
Dennis P. Kelleher	37,373	932	24,088	62,393
Douglas C. Barnard	31,745	791	17,306	49,842
Christopher D. Bohn	29,943	746	10,175	40,864
Bert A. Frost	34,431	858	20,789	56,078

*
For each named executive officer, excludes perquisites and other personal benefits unless the total value of all perquisites and other personal benefits for that named executive officer is $10,000 or more.

  Mr. Will received no additional compensation for service as a director. None of the named executive officers received additional compensation for their service as a director or executive officer of TNGP.

(7)
2016 is Mr. Bohn's first year as a named executive officer.

Grants of Plan-based Awards

The following table shows all plan-based awards that we granted for the year ended December 31, 2016 to each of the named executive officers. Additional information regarding these awards is set forth above under the heading "Summary Compensation Table."

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(2)
												Grant Date Fair Value of Stock and Option Awards(6) ($)
									All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)
						Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/Sh)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Anthony Will	STI	12/9/2015	776,250	1,552,500	3,000,000	—	—	—	—	—	—	—
	PRSU	3/3/2016	—	—	—	12,555	25,110	55,242	—	—	—	1,021,726
	RSU	3/3/2016	—	—	—	—	—	—	28,180	—	—	1,019,834
	SO	3/3/2016	—	—	—	—	—	—	—	341,140	36.19	3,060,026
Dennis P. Kelleher	STI	12/9/2015	281,250	562,500	1,125,000	—	—	—	—	—	—	—
	PRSU	3/3/2016	—	—	—	3,445	6,890	15,158	—	—	—	280,354
	RSU	3/3/2016	—	—	—	—	—	—	7,740	—	—	280,111
	SO	3/3/2016	—	—	—	—	—	—	—	93,650	36.19	840,041
Douglas C. Barnard	STI	12/9/2015	212,000	424,000	848,000	—	—	—	—	—	—	—
	PRSU	3/3/2016	—	—	—	2,215	4,430	9,746	—	—	—	180,257
	RSU	3/3/2016	—	—	—	—	—	—	4,970	—	—	179,864
	SO	3/3/2016	—	—	—	—	—	—	—	60,200	36.19	539,994
Christopher D. Bohn	STI	12/9/2015	175,000	350,000	700,000	—	—	—	—	—	—	—
	PRSU	3/3/2016	—	—	—	1,845	3,690	8,118	—	—	—	150,146
	RSU	3/3/2016	—	—	—	—	—	—	4,140	—	—	149,827
	SO	3/3/2016	—	—	—	—	—	—	—	50,170	36.19	450,025
Bert A. Frost	STI	12/9/2015	230,000	460,000	920,000	—	—	—	—	—	—	—
	PRSU	3/3/2016	—	—	—	2,460	4,920	10,824	—	—	—	200,195
	RSU	3/3/2016	—	—	—	—	—	—	5,530	—	—	200,131
	SO	3/3/2016	—	—	—	—	—	—	—	66,890	36.19	600,003

(1)
Type of Award:

STI	Short-Term Incentive Plan
PRSU	Performance Vesting Restricted Stock Unit
RSU	Restricted Stock Unit
SO	Stock Option
(2)
Messrs. Will, Kelleher, Barnard, Bohn, and Frost were assigned target award opportunities equal to 135%, 90%, 80%, 70%, and 80% of their respective base salaries. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—2016 Cash Compensation." We recently determined that our named executive officers did not earn any annual incentive award for 2016 because the primary overall EBITDA performance metric was not attained, as set forth above under the heading "Compensation Discussion and Analysis—2016 Cash Compensation—Performance Metrics and Determination of Annual Incentive Payments for 2016" and "Summary Compensation Table."

(3)
The amounts in the "Threshold," "Target," and "Maximum" columns reflect the performance vesting restricted stock unit opportunity awarded during 2016. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—2016 Long-term Incentives." As stated in that section, on the grant date, the compensation committee approved dollar-denominated performance vesting restricted stock unit awards for the individual executive officers. After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of performance vesting restricted stock units using that day's closing price for our stock on the NYSE as the input to valuation formulas recommended by our outside compensation consultant and approved in advance by the compensation committee and a Monte-Carlo simulation. As further described in that section, these awards will vest on the third anniversary of the grant date, subject to the attainment of the performance goals for the performance period and subject to earlier forfeiture or accelerated vesting. The dollar value of each performance vesting restricted stock unit at the time of grant was $40.69. The performance vesting restricted stock units accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of performance vesting restricted stock units will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered upon the settlement of the performance vesting restricted stock units.

(4)
The amounts shown in this column are restricted stock units that will vest and be settled in shares of common stock on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. We will pay dividend equivalents in cash on the restricted stock units to the named executive officers during the vesting period. The terms and conditions of these restricted stock unit awards are described above under the heading "Compensation Discussion and Analysis—2016 Long-term Incentives."

(5)
Subject to earlier forfeiture or accelerated vesting, the options granted during 2016 will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The terms and conditions of these stock option awards are described above under the heading "Compensation Discussion and Analysis—2016 Long-term Incentives."

(6)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the stock option, restricted stock unit and performance vesting restricted stock unit awards that we granted to the named executive officers during 2016. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning the outstanding equity awards held as of December 31, 2016 by each of the named executive officers. Additional information with respect to the equity awards granted during 2016 is set forth above under the heading "Grants of Plan-based Awards."

	Option Awards(1)				Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
W. Anthony Will	24,500	—	8.83	4/24/2017	—	—	—	—
	19,000	—	10.39	8/10/2017	—	—	—	—
	24,850	—	25.07	8/11/2018	—	—	—	—
	33,500	—	16.41	8/10/2019	—	—	—	—
	34,000	—	13.41	5/25/2020	—	—	—	—
	37,000	—	16.26	8/10/2020	—	—	—	—
	27,450	—	29.92	8/10/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	44,400	—	38.02	8/12/2023	—	—	—	—
	78,280	39,145	51.17	3/3/2024	13,000	409,240	—	—
	50,020	100,045	62.25	3/3/2025	11,245	353,993	3,840	120,883
	—	341,140	36.19	3/3/2026	28,180	887,106	12,555	395,231
Dennis P. Kelleher	53,550	—	34.11	8/22/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	49,950	—	38.02	8/12/2023	—	—	—	—
	37,580	18,795	51.17	3/3/2024	6,250	196,750	—	—
	15,720	31,445	62.25	3/3/2025	3,535	111,282	1,208	38,028
	—	93,650	36.19	3/3/2026	7,740	243,655	3,445	108,449
Douglas C. Barnard	23,300	—	25.07	8/11/2018	—	—	—	—
	33,500	—	16.41	8/10/2019	—	—	—	—
	34,000	—	13.41	5/25/2020	—	—	—	—
	33,000	—	16.26	8/10/2020	—	—	—	—
	20,600	—	29.92	8/10/2021	—	—	—	—
	24,400	—	41.59	8/10/2022	—	—	—	—
	36,100	—	38.02	8/12/2023	—	—	—	—
	31,315	15,660	51.17	3/3/2024	5,188	163,318	—	—
	10,715	21,440	62.25	3/3/2025	2,410	75,867	823	25,908
	—	60,200	36.19	3/3/2026	4,970	156,456	2,215	69,728
Christopher D. Bohn	7,500	—	18.56	10/20/2019	—	—	—	—
	10,000	—	13.41	5/25/2020	—	—	—	—
	14,000	—	16.26	8/10/2020	—	—	—	—
	6,850	—	29.92	8/10/2021	—	—	—	—
	8,125	—	41.59	8/10/2022	—	—	—	—
	13,900	—	38.02	8/12/2023	—	—	—	—
	12,530	6,270	51.17	3/3/2024	2,088	65,730	—	—
	9,285	18,585	62.25	3/3/2025	2,090	65,793	713	22,445
	—	50,170	36.19	3/3/2026	4,140	130,327	1,845	58,081
Bert A. Frost	31,175	—	9.73	12/11/2018	—	—	—	—
	29,500	—	16.41	8/10/2019	—	—	—	—
	49,500	—	16.26	8/10/2020	—	—	—	—
	27,450	—	29.92	8/10/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	44,400	—	38.02	8/12/2023	—	—	—	—
	40,715	20,360	51.17	3/3/2024	6,750	212,490	—	—
	12,145	24,300	62.25	3/3/2025	2,730	85,940	933	29,371
	—	66,890	36.19	3/3/2026	5,530	174,084	2,460	77,441

(1)
The stock options were granted on the dates that are ten years prior to the option expiration dates shown in the same row of the table in each instance. Subject to earlier forfeiture or accelerated vesting, (i) the options granted on May 25, 2010 became exercisable on the third anniversary following the date of grant and will expire ten years from the date of grant and (ii) the other options shown in the table will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of the option awards granted in 2016 are described above under the heading "Compensation Discussion and Analysis—2016 Long-term Incentives."

(2)
Commencing in 2014, restricted stock units and performance vesting restricted stock units have been granted to our executive officers. The restricted stock units and performance vesting restricted stock units were granted on the same dates as the stock options shown in the same row of the table in each instance.

(3)
The restricted stock units and the performance vesting restricted stock unit awards will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting and subject in the case of the performance vesting restricted stock unit awards to the attainment of the performance goals for the performance period. Until vested, the awards may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividend equivalents in cash on the restricted stock units during the vesting period. The performance vesting restricted stock units accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of performance vesting restricted stock units will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered in settlement of the performance vesting restricted stock units. The accelerated vesting provisions and the other terms and conditions of the stock awards granted in 2016 are described above under the heading "Compensation Discussion and Analysis—2016 Long-term Incentives."

(4)
Reflects restricted stock units awarded in 2014, 2015 and 2016 and performance vesting restricted stock units awarded in 2014 (for which the performance period ended at December 31, 2016). In accordance with SEC rules, the number of performance vesting restricted stock units reported assumes attainment of the performance goals at the threshold level. The performance goals actually attained were below the threshold level, and therefore no shares were delivered to the named executive officers in settlement of the units.

(5)
Reflects performance vesting restricted stock units awarded in 2015 (for which the performance period ends at December 31, 2017) and 2016 (for which the performance period ends at December 31, 2018) and assumes achievement of the threshold performance level.

(6)
The value shown is based on the closing price for our stock ($31.48 per share) on the NYSE on December 30, 2016 (the last trading day of 2016).

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises by each of the named executive officers and the vesting of restricted stock held by each of the named executive officers during the year ended December 31, 2016.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
W. Anthony Will	—	—	8,400	187,740
Dennis P. Kelleher	—	—	9,450	211,208
Douglas C. Barnard	—	—	6,850	153,098
Christopher D. Bohn	—	—	2,650	59,228
Bert A. Frost	—	—	8,400	187,740

(1)
Amounts reflect the aggregate dollar value realized upon the vesting of stock awards computed by multiplying the number of shares of stock vesting by the closing price for our stock on the NYSE on the vesting date.

Pension Benefits

The following table sets forth certain information concerning accumulated retirement benefits as of December 31, 2016, for each of the named executive officers.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(2)(3) ($)	Payments During Last Fiscal Year ($)
W. Anthony Will	New Retirement Plan	9.7	47,567	—
	Supplemental Benefit and Deferral Plan	9.7	109,778	—
Dennis P. Kelleher	New Retirement Plan	5.3	40,920	—
	Supplemental Benefit and Deferral Plan	5.3	48,371	—
Douglas C. Barnard	New Retirement Plan	13	58,469	—
	Supplemental Benefit and Deferral Plan	13	50,661	—
Christopher D. Bohn	New Retirement Plan	7.3	44,044	—
	Supplemental Benefit and Deferral Plan	7.3	18,570	—
Bert A. Frost	New Retirement Plan	8.1	47,973	—
	Supplemental Benefit and Deferral Plan	8.1	47,030	—

(1)
We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the "Pension Plan"). Supplement A of the Pension Plan, which we refer to herein as the New Retirement Plan, is a tax qualified defined benefit pension plan that became effective on January 1, 2013, under which all domestic employees (including executive officers) became eligible to participate as of January 1, 2013, except for those employees who participate in Supplement B of the Pension Plan. Supplement B of the Pension Plan is our historic defined benefit pension plan, which we refer to herein as the Old Retirement Plan and which was closed to new participants on December 31, 2003. Our named executive officers are ineligible to participate in our Old Retirement Plan because their employment commenced after our Old Retirement Plan had been closed to new participants. Our Supplemental Benefit and Deferral Plan is a nonqualified benefits restoration and deferred compensation plan.

(2)
The annual pension benefit under our New Retirement Plan assuming retirement at age 65 is equal to the actuarial equivalent of a participant's cash balance account expressed as a single-life annuity payable monthly. The company provides an annual credit to each participant's cash balance account equal to a percentage of the participant's eligible compensation determined based on a participant's years of service (as set forth in the table below). Each participant's cash balance account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest.

Completed Years of Cash Balance Service as of the Last Day of the Plan Year for Which the Pay Credit is Credited	Pay Credit as a Percentage of Compensation for the Plan Year
Fewer than 5	4%
At least 5 but fewer than 10	5%
At least 10 but fewer than 15	6%
At least 15	7%

  Benefits under our New Retirement Plan are paid in a straight life annuity or qualified joint and survivor annuity for unmarried and married participants, respectively, unless the participant has elected another form of annuity payment permitted under our New Retirement Plan or a lump sum payment. In the event of a participant's death while an active employee, a benefit is payable to a participant's beneficiary as a lump sum to the extent the beneficiary is not the participant's spouse and solely with respect to spousal beneficiaries, either a lump sum or an annuity. A participant who has not reached the age of 65, but has completed three years of vesting service may be eligible to receive a monthly retirement benefit under the New Retirement Plan.

(3)
Amounts in this column represent the actuarial present value of the named executive officers' accumulated pension benefits under our New Retirement Plan and our Supplemental Benefit and Deferral Plan. Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2016. For this purpose, we have also assumed retirement at age 65. Additional information with respect to the aggregate change over the past year in the actuarial present value of the named executive officers' accumulated pension benefits under these plans is set forth above under the heading "Summary Compensation Table."

Nonqualified Deferred Compensation

The following table sets forth certain information concerning nonqualified deferred compensation arrangements under our Supplemental Benefit and Deferral Plan for each of the named executive officers with respect to fiscal year 2016.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
W. Anthony Will	52,962	52,962	7,050	—	494,999
Dennis P. Kelleher	21,554	21,554	16,105	—	241,666
Douglas C. Barnard	15,872	15,872	(102,823)	—	726,840
Christopher D. Bohn	53,125	13,985	17,710	—	266,039
Bert A. Frost	44,130	18,554	24,974	—	344,159

(1)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers may elect to defer (i) up to 6% of his base salary in excess of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code and (ii) up to 100% of his annual incentive payment. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2016. There is typically an administrative delay between the time when a participant defers income under the plan and the time when we subsequently credit the participant's account. As a result of this delay, the amounts that we credited to the named executive officers' accounts during 2016 differ slightly from the amounts that the named executive officers deferred during 2016. All amounts included under "Executive Contributions" are also included in the "Salary" or "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 45.

(2)
For 2016, for each named executive officer who elects to defer any of his base salary in excess of the annual compensation limit, we match (through further such credits to his deemed account) the portion (up to 6%) of his excess base salary that he elects to defer. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2016. These credits are also reported in the "All Other Compensation" column of the Summary Compensation Table on page 45.

(3)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers makes notional investments of his account balance from time to time in shares of (i) our common stock or (ii) the public mutual funds we offer to our employees as investment alternatives under our 401(k) Plan. In order to make these notional investments, the named executive officer notifies the third-party plan administrator of his selections. The plan administrator then tracks the published total return on the actual securities underlying the named executive officer's notional investments, and we credit or debit the named executive officer's deemed account balance accordingly. Since all such credits and debits are determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers, none of the amounts shown in this column are reported as above-market or preferential earnings on nonqualified deferred compensation in the Summary Compensation Table.

(4)
In general, deferred amounts are paid out in a lump sum upon the termination of the named executive officer's employment. The aggregate balance consists of executive contributions, company matching credits, and credits reflecting returns on the notional investments. The following amounts of the reported aggregate balance were compensation for 2015 or 2014 and are included in the "Salary" or "Non-Equity Incentive Plan Compensation" columns (in the case of executive contributions) or the "All Other Compensation" column (in the case of company matching credits) of the Summary Compensation Table on page 45 for those years for the named executive (other than Mr. Bohn whose first year as a named executive officer is 2016):

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Executive Contributions in 2015 ($)	Registrant Contributions in 2015 ($)
W. Anthony Will	33,850	33,850	43,408	43,408
Dennis P. Kelleher	16,025	16,025	40,510	18,202
Douglas C. Barnard	11,713	11,713	13,754	13,754
Bert A. Frost	13,725	13,725	42,821	15,237

Potential Payments Upon Termination or Change in Control

We have entered into change in control agreements with each of the named executive officers, each of which remains currently in effect. Under the terms of the change in control agreements, the named executive officer is entitled to receive certain payments and benefits from us upon a qualifying termination, specifically if we terminate his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).

Under the change in control agreements, a named executive officer will be deemed to have good reason if we:

•
fail to pay his specified annual salary or provide certain benefits;

•
assign him duties inconsistent with his current position or substantially and adversely alter his responsibilities;

•
fail to continue any compensation plan that constitutes a material portion of his compensation; or

•
change his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements for each named executive officer provide for (i) a lump sum payment to the named executive officer equal to two times (or, three times in the case of Mr. Will) the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years (or three years, in the case of Mr. Will) and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

In addition, if the named executive officer is otherwise eligible to participate in our New Retirement Plan, he will receive a cash payment equal to the actuarial value of two additional years (or, three additional years in the case of Mr. Will) of age and service credit under the plan and will be credited with two additional years (or, three additional years in the case of Mr. Will) of age and service credit under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will also receive a cash payment equal to the contributions that we would have made on his behalf for a period of two years (or, three years in the case of Mr. Will) under our 401(k) Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to him under the agreements.

The change in control agreements of the named executive officers, other than Messrs. Will, Kelleher and Bohn, further provide that, if any of the payments to the named executive officer become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed. For Messrs. Will, Kelleher, and Bohn, payments that would be subject to the excise tax will be reduced to the greatest amount that he may receive without becoming subject to the excise tax, unless he would be better off on an after-tax basis (including following application of the excise tax) receiving the full amount of such payments, in which case no such reduction will be applied.

Each of the named executive officers will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from us under his change in control agreement.

In addition, upon a change in control (as defined in our Equity and Incentive Plans) the restrictions, limitations, and conditions applicable to outstanding restricted stock, stock options, and other plan-based awards will lapse, any performance goals will be deemed to be fully achieved, and the awards will become fully vested and exercisable, which for the annual incentive payment means payment at target-level performance, pro-rated for the portion of the year the executive officer was employed prior to the change in control, as set forth in the applicable incentive award letter.

In December 2014, the Board adopted a policy whereby the company will not in the future enter into any new agreements with its named executive officers that include Internal Revenue Code Section 280G excise tax "gross-up" provisions with respect to payments contingent on a change in control of the company.

Assuming a change in control had occurred on December 31, 2016, with a transaction price equal to the closing price for our stock ($31.48 per share) on the NYSE as of December 30, 2016 (the last trading day of 2016), each of the named executive officers would have been entitled to receive the following estimated severance benefits upon a qualifying termination of his employment on such date:

Name	Severance Amount(1) ($)	Defined Benefit Pension Plan Enhancement(2) ($)	Retirement Savings Plan Enhancement(3) ($)	Early Vesting of Restricted Stock Units(4) ($)	Early Vesting of Stock Options(5) ($)	Other Change in Control Benefits(6) ($)	Estimated Excise Tax Gross Up(7) ($)	Total ($)
W. Anthony Will	9,660,000	206,586	207,000	2,581,045	—	112,985	—	12,767,616
Dennis P. Kelleher	2,937,500	62,424	75,000	795,814	—	67,486	—	3,938,224
Douglas C. Barnard	2,332,000	—	63,600	546,335	—	80,074	—	3,022,009
Christopher D. Bohn	2,050,000	49,808	60,000	406,721	—	80,096	—	2,646,625
Bert A. Frost	2,530,000	—	69,000	633,378	—	80,208	—	3,312,586

(1)
This amount represents a cash payment to the named executive officer equal to (i) two times (or, in the case of Mr. Will, three times) the sum of his base salary and target annual incentive payment plus (ii) an annual incentive payment for the year of termination, assuming target level of performance.

(2)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our New Retirement Plan (a tax-qualified defined benefit pension plan) and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan).

(3)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our 401(k) Plan and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan.

(4)
This amount represents the value attributable to the accelerated vesting of outstanding awards of (i) restricted stock units and (ii) performance vesting restricted stock units held by the named executive officer, which is deemed to equal the market value on December 31, 2016 of the restricted stock units and performance vesting restricted stock units that would otherwise have been unvested as of such date. Payout value of performance vesting restricted stock units granted during 2014, 2015, and 2016 assumes target performance level.

(5)
This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2016 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.

(6)
This amount represents the present value of the continuation of certain welfare benefits for the named executive officer for a period of two years (or, in the case of Mr. Will, three years) and the value of outplacement services for the named executive officer for a period of up to two years.

(7)
This amount represents an excise tax gross-up payment for the named executive officer such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit he would have received had the excise tax not been imposed under Section 4999 of the Internal Revenue Code.

DIRECTOR COMPENSATION

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2016, for our non-employee directors. Mr. Will receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert C. Arzbaecher	100,000	119,978	4,464	224,442
William Davisson	100,000	119,978	4,464	224,442
Stephen A. Furbacher	160,000	199,991	7,441	367,432
Stephen J. Hagge	100,000	119,978	4,464	224,442
John D. Johnson	110,000	119,978	4,464	234,442
Robert G. Kuhbach	115,000	119,978	4,464	239,442
Anne P. Noonan	100,000	119,978	4,447	224,425
Edward A. Schmitt	110,000	119,978	4,464	234,442
Theresa E. Wagler	100,000	119,978	4,464	224,442

(1)
Amounts in this column represent the annual cash retainers that our non-employee directors earned during 2016.

(2)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock awards that we granted to the non-employee directors during 2016 pursuant to our 2014 Equity and Incentive Plan. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2016. Additional information with respect to these restricted stock awards is set forth below under the heading "Annual Restricted Stock Grant." Outstanding unvested restricted stock awards as of December 31, 2016 were as follows: 4,308 shares for each of Directors Arzbaecher, Davisson, Hagge, Johnson, Kuhbach, Noonan, Schmitt and Wagler and 7,181 shares for Chairman Furbacher.

(3)
Amounts in this column represent dividends on restricted stock.

Annual Cash Retainer

Each non-employee director is entitled to an annual cash retainer of $100,000, payable quarterly. We do not pay meeting fees to our directors. The chairman of the Board and the chairmen of the Board committees receive additional annual cash retainers in the following amounts, payable quarterly:

Chairman of the Board	$60,000
Audit committee chairman	$15,000
Compensation committee chairman	$10,000
Corporate governance and nominating committee chairman	$10,000

Annual Restricted Stock Grant

Each non-employee director will receive, upon joining the Board, a restricted stock grant with a fair market value of $120,000 (or, in the case of the chairman of the Board, $200,000), rounded to the nearest whole share. Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $120,000 (or, in the case of the chairman of the Board, $200,000), rounded to the nearest whole share, on the date of each annual meeting of the stockholders. Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of the stockholders following the date of grant or (y) the first anniversary of the date of grant.

POLICY REGARDING RELATED PERSON TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its stockholders. Accordingly, as a general matter, it is our preference to avoid such transactions.

Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its stockholders, including but not limited to situations where we may obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, our audit committee has adopted a written policy regarding related person transactions. For the purposes of this policy, a "related person transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, other than (a) transactions where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; (b) transactions involving services as a bank depositary of funds, transfer agent, registrar, or trustee under a trust indenture, or similar services; (c) transactions in which the interest of the related person derives solely from his or her service as a director of another entity that is a party to the transaction; or (d) transactions in which the interest of the related person derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction.

In addition, transactions involving the purchase of products or services (other than personal or professional services) from an entity for which a director of the company or an immediate family member of a director serves as an executive officer shall not be considered to involve a material interest on the part of such director (and therefore shall not be considered related person transactions) if (i) the director did not participate in the decision on the part of the company to enter into such transactions, (ii) the transactions are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for transactions with other unrelated third parties, and (iii) the amount paid in all transactions with any such entity in a twelve-month period is less than the greater of $500,000 or 1% of such entity's consolidated gross revenues for the most recently completed fiscal year for which data is publicly available.

For purposes of the policy, a "related person" means:

•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Except as described below with respect to certain commercial transactions in the ordinary course of business, any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•
The general counsel will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•
If the general counsel determines that the proposed transaction is a related person transaction, the proposed transaction shall be submitted to the audit committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chairman of the audit committee (who has been delegated authority to act between committee meetings).

•
The audit committee, or where submitted to the chairman of the committee, the chairman, shall consider all of the relevant facts and circumstances available to the committee or the chairman, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The audit committee (or the chairman) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the committee (or the chairman) determines in good faith.

•
The audit committee or chairman, as applicable, shall convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the company.

At the audit committee's first meeting of each fiscal year, the committee shall review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the company's contractual obligations, the committee shall determine if it is in the best interests of the company and its stockholders to continue, modify, or terminate the related person transaction.

FMR and certain of its direct and indirect subsidiaries (collectively, "Fidelity") own in the aggregate more than 5% of our outstanding common stock and, therefore, are considered related persons under our policy regarding related person transactions. We have agreements in place for Fidelity to provide administrative and trustee services for the company's 401(k) and deferred compensation plans. During 2016, Fidelity earned approximately $118,000 from us and approximately $49,000 from plan participants for these services. At its first meeting in 2017, the audit committee reviewed and ratified the transactions with Fidelity in accordance with our policy.

No member of the audit committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Sales of our products and services to related persons in the ordinary course of business, at prices and on terms consistent with those offered to similarly situated customers in our industry in transactions between unaffiliated parties will generally not be subject to the approval procedures described above; provided, however, that any (i) modification or amendment of a multi-year supply contract or (ii) entry into, modification, or amendment of a similar long-term supply contract with any related person will be subject to the same procedures under this policy as are applicable to any other related person transactions.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR FOR 2017

The audit committee has selected KPMG as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2017. KPMG was our independent registered public accounting firm for the year ended December 31, 2016.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2017. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance practice. Should the stockholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2017. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its stockholders.

Unless otherwise instructed, we will vote all proxies we receive FOR ratifying the selection of KPMG as the company's independent registered public accounting firm for 2017.

The Board unanimously recommends that you vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2017.

AUDIT AND NON-AUDIT FEES

On behalf of CF Industries and its affiliates, the audit committee retained KPMG to audit our consolidated financial statements for 2016. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2016.

The aggregate fees for professional services provided by KPMG with respect to these various services for 2016 and 2015 were:

	2016	2015
Audit fees(1)	$3,879,850	$5,252,083
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$3,879,850	$5,252,083

(1)
Audit fees consisted principally of audit and review work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and review of documents filed with the SEC. Audit fees in 2015 include fees incurred in connection with merger and acquisition transactions, including the OCI Combination.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•
Audit services include audit and review work performed on the financial statements and audit work related to internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits and review of documents filed with the SEC.

•
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

•
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax compliance, tax planning, and other tax advice.

•
All other services are those services not captured in the audit, audit-related, or tax categories. The company generally doesn't request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chairman of the audit committee provided that the estimated fee for any such engagement does not exceed $100,000. The chairman of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

AUDITOR INDEPENDENCE

We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will only obtain these non-audit services from KPMG when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the audit committee's goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements. KPMG partners assigned to our audit rotate at least every five years, in accordance with professional standards.

AUDIT COMMITTEE REPORT

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of five non-management directors and operates under a written charter adopted by the Board. Each member of the audit committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to audit committee members.

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG, our independent auditor, is responsible for auditing the financial statements. The audit committee's responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.

During 2016, the audit committee held nine meetings and met in executive session at each of the five meetings that were held in person. The audit committee reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2016 and KPMG's evaluation of the company's internal control over financial reporting. The audit committee also discussed with KPMG the matters that are required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees," issued by the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X under the Securities Act of 1933, as amended. In addition, the audit committee received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and the audit committee discussed with KPMG that firm's independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the Board that the audited consolidated financial statements of CF Industries for the year ended December 31, 2016, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2017 and recommended to the Board that the Board seek stockholder ratification of the selection of KPMG.

Robert G. Kuhbach (Chairman)
Robert C. Arzbaecher
William Davisson
Stephen J. Hagge
Theresa E. Wagler

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals and Stockholder Nominated Director Candidates

Under SEC rules, a stockholder who intends to present a proposal at the 2018 annual meeting of stockholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. The proposal must be received no later than December 1, 2017 (120 days before March 31, 2018, the one year anniversary of the anticipated mailing date of this Proxy Statement).

Our Bylaws require that written notice of (i) proposals intended to be presented by a stockholder at the next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominees for the election of directors intended to be made by a stockholder at the next annual meeting be delivered to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than January 12, 2018 and no later than February 11, 2018. Such advance notice deadline will also be the deadline for "timely" proposals made in accordance with Rule 14a-4(c) under the Exchange Act. To be in proper written form, such a notice must set forth the information prescribed in our Bylaws. You can obtain a copy of our Bylaws by writing our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Under the proxy access provisions of our Bylaws, certain stockholders and/or stockholder groups will be permitted to include stockholder nominated director candidates in our proxy materials for the 2018 annual meeting of stockholders. Requests pursuant to such proxy access provisions to include stockholder nominated director candidates in our proxy materials for an annual meeting in 2018 must be delivered to, or mailed to and received by, our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than November 1, 2017 (150 days before March 31, 2018, the one year anniversary of the anticipated mailing date of this Proxy Statement) and no later than December 1, 2017 (120 days before March 31, 2018, the one year anniversary of the anticipated mailing date of this Proxy Statement). See "Corporate Governance—Proxy Access" and refer to our Bylaws for details about the process to include stockholder nominated director candidates in our proxy materials.

Cost of Annual Meeting and Proxy Solicitation

We pay the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.

We have also retained Innisfree M&A Incorporated ("Innisfree") for consulting and solicitation services in connection with the Annual Meeting, for which Innisfree is anticipated to receive a fee of approximately $25,000. We have also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including legal fees and related charges.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, required to be filed with the SEC, without exhibits, will be furnished without charge to any stockholder of record or beneficial owner of common stock upon written request to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

March 31, 2017

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CF INDUSTRIES HOLDINGS, INC. 4 PARKWAY NORTH, SUITE 400 DEERFIELD, IL 60015 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E24604-P88874-Z69590 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CF INDUSTRIES HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Robert C. Arzbaecher For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 1b. William Davisson ! ! ! 2. Approval of an advisory resolution regarding the compensation of CF Industries Holdings, Inc.'s named executive officers. 1c. Stephen A. Furbacher 1d. Stephen J. Hagge The Board of Directors recommends you vote 1 YEAR on the following proposal: 1e. John D. Johnson 1 Year 2 Years 3 Years Abstain 3. Recommendation, by a non-binding advisory vote, on the frequency of future advisory votes to approve the compensation of CF Industries Holdings, Inc.'s named executive officers. ! ! ! ! 1f. Robert G. Kuhbach 1g. Anne P. Noonan 1h. Edward A. Schmitt For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 1i. Theresa E. Wagler 4. R at i f i c at i o n o f t h e s e l ec t i o n o f K P MG L L P a s CF Industries Holdings, Inc.'s independent registered public accounting firm in 2017. ! ! ! 1j. W. Anthony Will ! For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com. E24605-P88874-Z69590 CF INDUSTRIES HOLDINGS, INC. Annual Meeting of Stockholders May 12, 2017 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Douglas C. Barnard and Dennis P. Kelleher, and each of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side of this proxy card, all the shares of common stock of CF Industries Holdings, Inc., registered in the name of the undersigned, as of March 21, 2017, at the Annual Meeting of Stockholders of CF Industries Holdings, Inc., to be held May 12, 2017, at 10:00 a.m. local time at the Marina Inn Hotel and Conference Center, 385 East 4th Street, South Sioux City, Nebraska 68776, and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2017 Annual Meeting and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed in proposal 1, FOR proposals 2 and 4, and 1 YEAR on proposal 3. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.1 Address Changes/Comments: